UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

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☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under Rule 14a-12

GENCO SHIPPING & TRADING LIMITED
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Genco Shipping & Trading Limited
299 Park Avenue, 12th Floor
New York, New York 10171
(646) 443-8550

[                     ], 2016

Dear Shareholder:

You are cordially invited to attend a Special Meeting of Shareholders (the “Special Meeting”) of Genco Shipping & Trading Limited (“Genco” or the “Company”), which will be held at the offices of Kramer Levin Naftalis & Frankel LLP, 1177 Avenue of the Americas, New York, NY at [ : ] on [                     ]. Your Board of Directors looks forward to greeting those shareholders that are able to attend. On the following pages you will find the formal Notice of Special Meeting and Proxy Statement.

At the Special Meeting, you will be asked to (i) approve, in accordance with Section 312.03 of the NYSE Listed Company Manual, the issuance of up to 27,061,856 shares of common stock of the Company (subject to adjustment) upon the conversion of shares of convertible preferred stock of the Company purchased by certain investors in a private placement and (ii) approve a proposal to amend the Company’s second amended and restated articles of incorporation to increase the size of the board of directors of the Company from eight (8) directors to nine (9) directors (the “Board Increase Amendment”), in each case as more fully described in the accompanying proxy statement. Your Board of Directors recommends that you vote your shares “FOR” this proposal. This proposal is more fully described in the accompanying proxy statement.

Whether or not you expect to attend the Special Meeting, it is important that your shares be represented. Please vote your shares using the internet or a toll-free telephone number, or by requesting a printed copy of the proxy materials and completing and returning by mail the proxy card and you will receive in response to your request. Instructions on using each of these voting methods are outlined in the proxy statement. Your cooperation will ensure that your shares are voted.

Thank you for your continued support.

Sincerely,

/s/ Arthur L. Regan
Arthur L. Regan Interim Executive Chairman

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Genco Shipping & Trading Limited
299 Park Avenue, 12th Floor
New York, New York 10171

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON [                  ]

NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders (the “Special Meeting”) of Genco Shipping & Trading Limited, a Marshall Islands corporation (“Genco”), will be held on [                     ] at [ : ] (local time), at the offices of Kramer Levin Naftalis & Frankel LLP, 1177 Avenue of the Americas, New York, NY for the following purposes:

1.	To approve, in accordance with Section 312.03 of the NYSE Listed Company Manual, the issuance and sale of up to 27,061,856 shares of common stock of the Company (subject to adjustment) upon the conversion of shares of convertible preferred stock of the Company purchased by certain investors in a private placement, as more fully described in the accompanying proxy statement;
2.	To consider and vote upon a proposal to amend the Company’s second amended and restated articles of incorporation to increase the size of the Board of Directors of the Company from eight (8) directors to nine (9) directors (the “Board Increase Amendment”);
3.	To consider and vote upon any proposal to approve adjournments or postponements of the Special Meeting, if necessary or appropriate, to permit further solicitation of proxies if there are not sufficient votes at the time of the Special Meeting to approve and adopt Proposals Nos. 1 and 2; and
4.	To transact such other business as may properly come before the Special Meeting or at any adjournment or postponement thereof.

Shareholders of record at the close of business on November 28, 2016 are entitled to notice of, and to vote at, the Special Meeting or any adjournment or postponement thereof. A list of such shareholders will be available at the Special Meeting.

All shareholders are cordially invited to attend the Special Meeting. If you do not expect to be present at the Special Meeting, you are requested to fill in, date and sign the enclosed proxy and mail it promptly in the enclosed envelope to make sure that your shares are represented at the Special Meeting. Shareholders of record also have the option of voting by using a toll-free telephone number or via the Internet. Instructions for using these services are included on the proxy card. In the event you decide to attend the Special Meeting in person, you may, if you desire, revoke your proxy and vote your shares in person in accordance with the procedures described in the accompanying proxy statement.

ii

YOUR VOTE IS IMPORTANT

IF YOU ARE UNABLE TO BE PRESENT PERSONALLY, PLEASE VOTE BY TELEPHONE, INTERNET, OR BY MAIL. PLEASE REFER TO THE ENCLOSED PROXY FOR INFORMATION ON HOW TO VOTE BY TELEPHONE OR INTERNET. IF YOU CHOOSE TO VOTE BY MAIL, PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY, WHICH IS BEING SOLICITED BY THE BOARD OF DIRECTORS, AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

By Order of the Board of Directors,

John C. Wobensmith President and Secretary New York, New York [___________], 2016

iii

Genco Shipping & Trading Limited
299 Park Avenue, 12th Floor
New York, New York 10171
(646) 443-8550

PROXY STATEMENT
SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD [                     ]

This proxy statement is furnished to shareholders of Genco Shipping & Trading Limited (“Genco” or the “Company”) in connection with the solicitation of proxies, in the accompanying form, by the Board of Directors of Genco (the “Board”) for use in voting at the Special Meeting of Shareholders (the “Special Meeting”) to be held at the offices of Kramer Levin Naftalis & Frankel LLP, 1177 Avenue of the Americas, New York, NY, on [                     ] at [ : ] a.m., and at any adjournment or postponement thereof.

This proxy statement, the accompanying form of proxy and the Notice of Internet Availability are first being mailed to shareholders on or about [               ], 2016.

VOTING RIGHTS AND SOLICITATION OF PROXIES

Purpose of the Special Meeting

The specific proposals to be considered and acted upon at the Special Meeting are summarized in the accompanying Notice of Special Meeting of Shareholders. Each proposal is described in more detail in this proxy statement.

Record Date and Outstanding Shares

The Board has fixed the close of business on November 28, 2016 as the record date (the “record date”) for the determination of shareholders entitled to notice of, and to vote at, the Special Meeting. Only shareholders of record at the close of business on that date will be entitled to vote at the Special Meeting or any and all adjournments or postponements thereof. As of the record date, Genco had issued and outstanding 7,354,449 shares of common stock. The common stock comprises all of Genco’s issued and outstanding voting stock.

Revocability and Voting of Proxies

Any person signing a proxy in the form accompanying this proxy statement has the power to revoke it prior to the Special Meeting or at the Special Meeting prior to the vote pursuant to the proxy. A proxy may be revoked by any of the following methods:

•	by writing a letter delivered to John C. Wobensmith, Secretary of Genco, stating that the proxy is revoked;
•	by submitting another proxy with a later date; or
•	by attending the Special Meeting and voting in person.

Please note, however, that if a shareholder’s shares are held of record by a broker, bank or other nominee and that shareholder wishes to vote at the Special Meeting, the shareholder must bring to the Special Meeting a letter from the broker, bank or other nominee confirming that shareholder’s beneficial ownership of the shares.

All shares represented by valid proxies received and not revoked before they are exercised will be voted in the manner specified in the proxy.

If you are a shareholder of record and you properly sign, date and return a proxy card, but do not indicate how you wish to vote with respect to a particular proposal, then your shares will be voted “FOR” the approval of each proposal. If you indicate a choice with respect to any matter to be acted upon when voting via the

Internet (or by telephone or on your returned proxy card) and you do not validly revoke it, your shares will be voted in accordance with your instructions. If you do not vote via the Internet or by telephone, or sign, date and return a proxy card, you must attend the Special Meeting in person in order to vote.

If you hold your shares through an account with a bank or broker, your shares may be voted by the bank or broker if you do not provide specific voting instructions. Banks and brokers have the authority under New York Stock Exchange rules to vote shares for which their customers do not provide voting instructions on routine matters. This means that banks and brokers may vote in their discretion on this matter on behalf of clients who have not furnished voting instructions at least ten days before the date of the Special Meeting.

The proposal to approve the issuance and sale of up to 27,061,856 shares of common stock of the Company (subject to adjustment) upon the conversion of shares of convertible preferred stock of the Company purchased by certain investors in a private placement and the proposal to approve the Board Increase Amendment are non-routine matters for which brokers do not have discretionary voting power and for which specific instructions from beneficial owners are required. As a result, brokers are not allowed to vote on any of these proposals on behalf of beneficial owners if such owners do not return specific voting instructions.

Voting at the Special Meeting

Each share of common stock outstanding on the record date will be entitled to one vote on each matter submitted to a vote of the shareholders, including the election of directors. Cumulative voting by shareholders is not permitted.

The presence, in person or by proxy, of the holders of a majority of the votes entitled to be cast by the shareholders entitled to vote at the Special Meeting is necessary to constitute a quorum. Abstentions and broker “non-votes” are counted as present and entitled to vote for purposes of determining a quorum. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

	Proposal	Vote Required	Effect of Abstentions	Effect of Broker “Non-Votes”
1.
To approve, in accordance with Section 312.03 of the NYSE Listed Company Manual, the issuance and sale of up to 27,061,856 shares of common stock of the Company (subject to adjustment) upon the conversion of shares of convertible preferred stock of the Company purchased by certain investors in a private placement
		Affirmative vote of a majority of the common stock casting votes on the proposal and entitled to vote	No effect	No effect

2.	Board Increase Amendment	Affirmative vote of at least 66.67% of the common stock outstanding and entitled to vote	Same effect as a vote “against”	Same effect as a vote “against”

3.	Adjournment or postponement	Affirmative vote of a majority of the common stock represented at the Special Meeting and entitled to vote	Same effect as a vote “against”	No effect

For directions to be able to attend the meeting and vote in person, please contact us by sending an e-mail to finance@gencoshipping.com.

Solicitation

We will pay the costs relating to this proxy statement, the proxy and the Special Meeting. We may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to beneficial owners. Directors, officers and regular employees may also solicit proxies. They will not receive any additional pay for the solicitation.

Important Notice Regarding the Availability of Proxy Materials for the
Special Meeting of Shareholders to Be Held [                     ].

Our Proxy Statement and Annual Report to Shareholders are
available at www.proxyvote.com.

Your vote is important. Thank you for voting.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING

We are furnishing this proxy statement to you, as a shareholder of Genco Shipping & Trading Limited, as part of the solicitation of proxies by the Board for use at the Special Meeting. In this proxy statement, the terms “Genco,” “Company,” “we,” “our,” “ours,” and “us” refer to Genco Shipping & Trading Limited, a Marshall Islands corporation, and its subsidiaries.

The following questions and answers address briefly some questions you may have regarding the Special Meeting and the proposals to be considered thereat. These questions and answers may not address all questions that may be important to you as a shareholder of our Company. Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement.

Q:	What is the purpose of the Special Meeting?
A:	The shareholders of the Company will be asked to approve the following proposals at the Special Meeting:
•	to approve, in accordance with Section 312.03 of the NYSE Listed Company Manual, the issuance and sale of up to 27,061,856 shares of common stock of the Company (subject to adjustment as described in “Description of the Series A Preferred Stock” on page 21) upon the conversion of shares of convertible preferred stock of the Company purchased by certain investors in a private placement, as more fully described below (the “conversion proposal”);
•	to consider and vote upon a proposal to amend the Company’s second amended and restated articles of incorporation to increase the size of the Board of Directors of the Company from eight (8) directors to nine (9) directors (the “Board Increase Amendment”);
•	to consider and vote upon any proposal to approve adjournments or postponements of the Special Meeting, if necessary or appropriate, to permit further solicitation of proxies if there are not sufficient votes at the time of the Special Meeting to approve and adopt the conversion proposal and the Board Increase Amendment (the “adjournment proposal”); and
•	to transact such other business as may properly come before the Special Meeting or at any adjournment or postponement thereof.

The Board recommends that our shareholders vote “FOR” each of foregoing proposals.

Q:	Why is the Company submitting the conversion proposal to its shareholders?
A:	Our common stock is listed on the New York Stock Exchange (the “NYSE”), and we are subject to the rules set forth in the NYSE Listed Company Manual (the “NYSE Rules”). Section 312.03 of the NYSE Listed Company Manual requires shareholder approval prior to the issuance of common stock, in any transaction or series of related transactions, that (i) involves issuances to directors, officers, substantial securityholders, their affiliates or entities in which they have a substantial direct or indirect interest (312.03(b)); (ii) exceeds 20% of the voting power or the number of shares of the Company’s common stock outstanding immediately prior to the issuance of the preferred stock (312.03(c)); or (iii) will result in a “change of control” of the issuer (312.03(d)).

We have sold $125 million of Series A Convertible Preferred Stock, which are mandatorily convertible into 27,061,856 shares of common stock of the Company (subject to adjustment) once such stockholder approval is received. Because the issuance of common stock upon conversion of the Series A Convertible Preferred Stock would implicate Sections 312.03(b), 312.03(c) and, since the NYSE Rules do not define “change of control,” possibly 312.03(d), we must seek shareholder approval prior to making such issuance. In the purchase agreements whereby we agreed to sell the Series A Convertible Preferred Stock, we agreed to seek this approval.

The conversion proposal requires the approval of a majority of the common stock casting votes on the proposal and entitled to vote.

Q:	Are there risks I should consider in deciding whether or not to vote in favor of the conversion proposal?
A:	Yes. The Company has set forth a non-exhaustive list of risk factors that you should consider carefully in connection with the conversion proposal. See the section captioned “Proposal No. 1 – Certain Risks Associated with the Proposed Issuance of 27,061,856 Shares of Common Stock (subject to adjustment) as contemplated by the Conversion Proposal” beginning on page 21.

Also, the risk factors set forth in the Company’s Form 10-K for the year ended December 31, 2015 are incorporated herein by reference.

Q:	Why is the Company submitting the Board Increase Amendment to its shareholders?
A:	In the Initial Purchase Agreements, the Company agreed to grant each of the Initial Investors certain rights to nominate designees to the Board and to require the Company to seek shareholder approval to increase the size of the Board from eight (8) to nine (9) directors for the Initial Investors to receive the full benefit of these rights.
Q:	What are the Company’s and the shareholders’ obligations with respect to the proposals?
A:	Shareholder approval of the conversion proposal will result in the automatic conversion of the Series A Preferred Stock into common stock. Shareholder approval of the Board Increase Amendment will result in the establishment of an additional board seat that the Initial Investors will have the right to fill. Each of the Initial Investors agreed with the Company, in the Initial Purchase Agreements, that they and their affiliates will vote all of their shares of common stock in favor of approval of conversion of the Series A Preferred Stock and the Board Increase Amendment. As the Initial Investors and their affiliates own approximately 62% of our outstanding common stock, we anticipate that their vote in favor of the conversion proposal will be sufficient to approve it.
Q:	What constitutes a quorum?
A:	The presence, in person or by proxy, of the holders of a majority of the votes entitled to be cast by the shareholders entitled to vote at the Special Meeting is necessary to constitute a quorum.
Q:	How does the board of directors of the Company recommend that I vote at the Special Meeting?
A:	The Company’s board of directors unanimously recommends that shareholders vote “FOR” adoption and approval of the conversion proposal, “FOR” the Board Increase Amendment and “FOR” the adjournment proposal, if necessary or appropriate, to solicit additional proxies in favor of the conversion proposal and the Board Increase Amendment.
Q:	When and where will the Special Meeting be held?
A:	The Special Meeting is scheduled to be held on [ ] at [ : ] (Eastern time) at the offices of Kramer Levin Naftalis & Frankel LLP, 1177 Avenue of the Americas, New York, New York.
Q:	Who is entitled to vote at the Special Meeting?
A:	Shareholders of record of Company common stock as of the close of business on [ ], 2016 will be entitled to notice of and to vote at the Special Meeting.
Q:	What shareholder approvals are needed?
A:	Approval and adoption of the conversion proposal is conditioned on the approval of a majority of the common stock casting votes on the proposal and entitled to vote.

Approval of the Board Increase Amendment is conditioned on the approval of at least 66.7% of the common stock outstanding and entitled to vote.

Adoption of any proposal to postpone or adjourn the Special Meeting to a later date for the purpose of soliciting additional proxies with respect to the conversion proposal requires the affirmative vote of a majority of the shares of our common stock represented at the Special Meeting and entitled to vote.

Q:	Am I entitled to appraisal rights?
A:	Under Marshall Islands law, our shareholders are not entitled to appraisal rights or other similar rights in connection with the conversion proposal.
Q:	What do I need to do now?
A:	After you have carefully read and considered this proxy statement in its entirety, please vote your shares as promptly as possible by proxy by:
•	accessing the Internet website specified on your enclosed proxy card;
•	calling the telephone number specified on your proxy card; or
•	completing, signing and dating your proxy card and returning it in the postage-paid envelope provided, so that your shares may be represented and voted at the Special Meeting.

If your shares are held in the name of a bank, broker or other fiduciary, please follow the instructions furnished by the record holder. In order to assure that your vote is obtained and your shares are represented at the Special Meeting, please vote your shares by proxy as instructed on your proxy card even if you currently plan to attend the Special Meeting in person.

If you vote your proxy over the Internet or by telephone, you must do so before 11:59 p.m. (Eastern time) on [                     ], the day before the Special Meeting. If you hold shares in the name of a bank or broker, please follow the voting instructions provided by your bank or broker to ensure that your shares are represented at the Special Meeting. Please note that most banks and brokers permit their beneficial owners to vote by telephone or by Internet. If you hold shares in street name, see the question below regarding what you should do if your shares are held for you in “street name.”

Q:	What happens if I return my proxy card but don’t indicate how to vote?
A:	If you return your proxy card but do not indicate how you want to vote with respect to a particular proposal, your proxy will be counted as a vote “FOR” the approval of such proposal.
Q:	What if I fail to vote or abstain from voting?
A:	Approval and adoption of the conversion proposal are conditioned on the affirmative vote of holders of a majority of the outstanding shares of our common stock.

Shares represented by proxies that are marked “abstain” or “withhold” on any matter will be counted as shares present for purposes of determining the presence of a quorum. Shares of common stock that are represented by broker non-votes will also be counted as shares present for purposes of determining the presence of a quorum.

Abstentions with respect to the conversion proposal and the adjournment proposal will each be counted as a vote “AGAINST” such proposal.

Q:	If my shares are held for me in “street name,” will my broker, bank or other nominee automatically vote my shares for me?
A:	No. If you do not provide your broker, bank or other nominee with instructions on how to vote the shares held for you in “street name,” your broker, bank or other nominee will not vote those shares on the conversion proposal or the Board Increase Amendment. If you do not give voting instructions to your broker, bank or other nominee, you will not be counted as voting, unless you appear in person at the Special Meeting with a legal, valid proxy from the record holder of those shares. Therefore, if your shares are held in “street name” by your broker, bank or other nominee, you should make certain that you instruct your broker, bank or other nominee how to vote your shares. If you do not give voting instructions to your broker, bank or other nominee with respect to the Board Increase Amendment, the effect will be the same as a vote “AGAINST” such proposal. If you do not give voting instructions to your broker, bank or other nominee with respect to the conversion proposal or the adjournment proposal, there will be no effect, as if you did not cast votes at the Special Meeting with respect to the proposal. In addition, please check the voting form used by your broker, bank or other nominee to see if that form offers voting by telephone or through the Internet.

Q:	Can I change my vote after I have delivered my proxy?
A:	Yes. You can change your vote at any time before your proxy is voted at the Special Meeting. You can do this in one of the following ways:
•	First, you may timely deliver a valid, later-dated proxy, or cast a new proxy vote over the Internet or by telephone.
•	Second, you may provide a written notice to the Company’s corporate secretary before the Special Meeting indicating that you have revoked your proxy. The contact information for the corporate secretary of the Company is as follows: John C. Wobensmith, Secretary, Genco Shipping & Trading Limited, 299 Park Avenue, 12th Floor, New York, New York 10171.
•	Third, you may vote in person at the Special Meeting.

If you vote your proxy over the Internet or by telephone, you must do so before 11:59 p.m. (Eastern time) on [                     ], the day before the Special Meeting.

If you have instructed your broker, bank or other nominee how to vote your shares, you must follow the directors you receive from your broker, bank or other nominee to change those instructions.

Q:	What do I do if I receive more than one set of proxy materials?
A:	You may receive more than one set of voting materials for the Special Meeting, including multiple copies of this proxy statement, proxy cards and/or voting instruction forms. This can occur if you hold your shares in more than one brokerage account, if you hold shares directly as a record holder and also in “street name,” or otherwise through a nominee, and in certain other circumstances. If you receive more than one set of voting materials, we encourage you to vote and/or return each set separately in order to ensure that all of your shares are voted.

PROPOSAL NO. 1

APPROVAL, IN ACCORDANCE WITH SECTION 312.03 OF THE NYSE LISTED COMPANY MANUAL, OF THE ISSUANCE AND SALE OF UP TO 27,061,856 SHARES OF COMMON STOCK (SUBJECT TO ADJUSTMENT) UPON THE CONVERSION OF SHARES OF CONVERTIBLE PREFERRED STOCK PURCHASED BY CERTAIN INVESTORS IN A PRIVATE PLACEMENT

General

As previously disclosed in our public filings, prior to our entry into the transactions described below, we faced liquidity and covenant compliance issues under our credit facilities. Having explored a number of options, we negotiated a refinancing of most of our credit facilities. It was a condition to such refinancing that we raise $125 million in equity. The Board and its independent Special Committee determined it to be in the best interests of the Company and our shareholders to raise such $125 million by selling shares of preferred stock of the Company, convertible, subject to shareholder approval at the Special Meeting, into our common stock, in a private placement pursuant to the Purchase Agreements (which we refer to in this proxy statement as the “private placement”).

On October 6, 2016, we entered into stock purchase agreements effective as of October 4, 2016 (the “Initial Purchase Agreements”) with funds or related entities managed by Centerbridge Partners, L.P. or its affiliates (“Centerbridge”), funds or related entities managed by Strategic Value Partners, LLC or its affiliates (“SVP”), and funds managed by affiliates of Apollo Global Management, LLC (“Apollo” and, collectively with Centerbridge and SVP, the “Initial Investors”), representing the Company’s three largest shareholders, for the purchase of the Company’s Series A Convertible Preferred Stock, par value $0.01 per share (the “Series A Preferred Stock”) for an aggregate of up to $125 million in a private placement exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”).

On October 27, 2016, we entered into a stock purchase agreement (the “Additional Purchase Agreement” and, together with the Initial Purchase Agreements, the “Purchase Agreements”) with certain Additional Purchase Investors (the “Additional Purchase Investors” and, together with the Initial Investors, the “Investors”) for the purchase of Series A Preferred Stock for an aggregate of $38.6 million in a private placement exempt from the registration requirements of the Securities Act. The Additional Purchase Investors include certain of the Initial Investors and John C. Wobensmith, the Company’s President. Shares sold pursuant to the Additional Purchase Agreement reduce the number of shares to be sold pursuant to the Initial Purchase Agreements in accordance with their terms.

On November 15, 2016, pursuant to the Purchase Agreements, we completed the private placement of 27,061,856 shares of Series A Preferred Stock — 25,773,196 shares at a price per share of $4.85, and an additional 1,288,660 shares of Series A Preferred Stock issued on a pro rata basis to the Initial Investors pursuant to the Initial Purchase Agreements as a commitment fee in respect of the Initial Investors’ commitment to purchase shares under the Initial Purchase Agreements (the “Commitment Fee”). The aggregate purchase price for the Series A Preferred Stock sold pursuant to the Purchase Agreements was $125 million.

Under the Purchase Agreements, Centerbridge purchased 7,630,928 shares of Series A Preferred Stock for an aggregate purchase price of $37,010,000.80 and received an additional 500,000 shares of Series A Preferred Stock in respect of the Commitment Fee, SVP purchased 8,402,062 shares of Series A Preferred Stock for an aggregate purchase price of $40,750,000.70 and received an additional 500,000 shares of Series A Preferred Stock in respect of the Commitment Fee, and Apollo purchased 4,103,093 shares of Series A Preferred Stock for an aggregate purchase price of $19,900,001.05 and received an additional 288,660 shares of Series A Preferred Stock in respect of the Commitment Fee. Under the Additional Purchase Agreement, the Additional Purchase Investors other than the Initial Investors purchased 5,637,113 shares of Series A Preferred Stock to for an aggregate purchase price of $27,339,998.05.

The Series A Preferred Stock sold pursuant to the Purchase Agreements will be automatically and mandatorily converted into the Company’s common stock, par value $0.01 per share, upon approval by the Company’s shareholders of this Proposal No. 1. The purchase price of the Series A Preferred Stock under each of the Initial Purchase Agreements was $4.85 per share. The purchase price and the other terms and conditions of the transaction were established in arm’s length negotiations between the Special Committee (as defined below) and the Initial Investors. The Special Committee unanimously approved the transaction.

The Company made customary representations, warranties and covenants in the Purchase Agreements, including, among others, a covenant to cause a special meeting of shareholders to be held to consider approval of the issuance of the common stock issuable upon conversion of the Series A Preferred Stock. The Initial Purchase Agreements also include covenants to present to shareholders a proposal to increase of the size of the Board from eight members to nine members and to nominate one designee or, if the Board has been increased to nine directors and certain ownership requirements are met by the applicable Initial Investor, two designees of each Initial Investor to the Board. The Purchase Agreements provide that the Company will indemnify the Investors and their affiliates for the Company’s breaches of representations, warranties and covenants, subject to certain limitations. In addition, the Initial Investors agreed with the Company, in the Initial Purchase Agreements, that they and their affiliates will vote all of their shares of common stock in favor of approval of conversion of the Series A Preferred Stock.

Pursuant to the terms of the Purchase Agreements, the Company has entered into Registration Rights Agreements with the Investors (the “Registration Rights Agreements”). The Registration Rights Agreements require, among other things, that we file one or more “resale” registration statements, registering under the Securities Act the offer and sale of all of the common stock issued or to be issued to the Investors upon conversion of the Series A Preferred Stock.

The offering, issuance, and distribution of the Series A Preferred Stock, and the common stock of the Company issuable upon the conversion of the Series A Preferred Stock, were and are exempt from the registration requirements of section 5 of the Securities Act, and such shares of Series A Preferred Stock and common stock (if issued) will be issued to the Investors, each of whom has represented that it is an accredited investor, as defined in Regulation D under the Securities Act, pursuant to Section 4(a)(2) of the Securities Act.

Background of the Transaction

During late 2015, we considered actions that might be taken to address potential liquidity issues and covenant compliance issues under our credit facilities in light of continuing unfavorable market conditions in the drybulk industry. In December 2015, we were approached by another company (“Company A”) engaged in drybulk shipping with business ties to affiliates of Centerbridge, our largest shareholder, regarding a potential business combination. On January 31, 2016, the Company engaged Evercore Group L.L.C. (“Evercore”) to assist in discussions with Company A, and to reach out to other potential strategic partners with unlevered or underlevered assets or significant access to capital. During the course of these discussions, we considered whether a business combination could assist us in addressing our covenant compliance issues, and, with the help of Evercore, we began exploring business combinations with other potential partners. From January 31, 2016 through the first week of April 2016, Evercore contacted seven potential strategic partners that met the aforementioned criteria, but ended up negotiating terms with only Company A. Ultimately, the Company and Company A could not reach an agreement on price or deal terms.

During this period, the Board oversaw our discussions regarding potential business combinations and our ongoing discussions with our lenders. The Board considered the relative merits of addressing our financial situation in the context of a business combination and on a standalone basis. Based on information provided by management and Evercore, the Board determined that refinancing or amendment of our credit facilities would be necessary whether or not a business combination was consummated, and that any such refinancing or amendment in turn would be expected to require a substantial equity raise. The Board authorized management to pursue standalone arrangements with the lenders in parallel with its exploration of a potential business combination. Given that the previous potential business combination counterparty (Company A) had business ties with affiliates of Centerbridge and that two members of our Board were affiliated with Centerbridge, our Board deemed it appropriate to establish a special committee on February 25, 2016 consisting entirely of independent directors (the “Special Committee”), which initially included Eugene I. Davis, James G. Dolphin, Peter Kirchof, Basil G. Mavroleon, and Arthur Regan. Mr. Dolphin was appointed as chairman.

In March 2016, we concluded that our lenders would prefer a standalone financing, noting that such a standalone financing would be simpler and present less execution risk than one in conjunction with a business combination. After considering the relative merits of our financing options, the Board determined that it would be preferable to implement a refinancing on a standalone basis if the terms would generally be the same as or better than the terms we could receive in connection with a business combination. Around the same time, we received a term sheet from one of our principal lenders for a proposed refinancing of most of our outstanding indebtedness, which included, among other terms, a condition that we raise $150 million in equity capital. We began considering potential means of raising such equity capital, including through a public offering or private placement of our securities. Centerbridge, SVP, and Apollo, each a large shareholder of the Company, had expressed some willingness to participate in such a securities offering. Accordingly, on March 15, 2016, the Board updated the composition of the Special Committee to consist only of Messrs. Dolphin, Davis, and Mavroleon, none of whom were associated with Centerbridge, SVP or Apollo. The Board granted to the Special Committee the authority to review, analyze, consider and pursue alternatives and responses to, approve or disapprove, and negotiate possible capital raising transactions on behalf of the Company, subject to the Board’s power to decide whether to enter into any such transaction. The Special Committee was also granted the authority to retain financial, legal and other advisors. The Special Committee engaged the firm of Milbank, Tweed, Hadley & McCloy LLP (“Milbank”) as its separate counsel. At the request of the Special Committee, the Board also authorized the Company’s entry into an engagement letter with Evercore, under which Evercore would report to the Special Committee with regard to a possible capital raising transaction.

To fulfill the equity raise condition of the proposed refinancing, the Company engaged Evercore, Jefferies LLC (“Jefferies”) and DNB Markets Inc. (“DNB” and, together with Evercore and Jefferies, the “Placement Agents”) to raise $150 million of equity. At the direction of the Board, the Placement Agents spent most of April and all of May 2016 contacting over 100 accounts to wall cross and educate potential investors about the potential investment opportunity. Toward mid-May 2016, it became clear that there was not sufficient demand for a common equity deal to raise $150 million. There were soft indications totaling only $40 to $60 million. The Placement Agents were then requested by the Board to revert to the accounts and to determine whether a preferred equity, convertible debt or other structured investment would encourage larger sized investments. Such efforts did not produce any meaningful results.

Contemporaneously, from March 29 through May 31, 2016, we obtained a number of temporary waivers of our collateral maintenance covenants through June 8, 2016. Also in May 2016, at the request of members of the Board, Kramer Levin Naftalis & Frankel LLP, the Company’s regular outside counsel, gave a presentation to the Board with respect to the Company’s use of cash in restructuring that included projected cash balances using information provided by the Company’s management.

Given that there was no significant demand for either a common or a structured deal, management of the Company, along with Centerbridge, SVP, and Apollo approached the lenders under the Prior Facilities (as defined below) to negotiate improved terms on a new credit facility commitment. As a result, on June 8, 2016, the Company entered into a Commitment Letter for a senior secured term loan facility (the “New Facility”) in an aggregate principal amount of up to $400,000,000 with Nordea Bank Finland plc, New York Branch, Skandinaviska Enskilda Banken AB (publ), DVB Bank SE, ABN AMRO Capital USA LLC (“ABN AMRO”), Crédit Agricole Corporate and Investment Bank, Deutsche Bank AG Filiale Deutschlandgeschäft, Crédit Industriel et Commercial and BNP Paribas. The New Facility was intended to refinance the Company’s $100 Million Term Loan Facility, $253 Million Term Loan Facility, $148 Million Credit Facility, $22 Million Term Loan Facility, $44 Million Term Loan Facility, and 2015 Revolving Credit Facility (the “Prior Facilities”) and to address the Company’s previously disclosed liquidity and covenant compliance issues. The Company’s ability to borrow under the New Facility was subject to a number of conditions, including completion of an equity financing satisfactory to the lenders with gross proceeds to the Company of at least $125 million by June 30, 2016, amendment of the Company’s other credit facilities on terms satisfactory to the lenders, and other customary conditions. As a condition to the Commitment Letter for the New Facility, Centerbridge, Apollo and SVP entered into equity commitment letters under which they would provide, subject to certain conditions, $62.5 million of equity investments in the aggregate. The commitment letter for the New Facility specified a June 30, 2016 deadline for the Company to enter into definitive agreements for a private placement or to file a registration statement for a public offering to satisfy the $125 million capital raise requirement. The Commitment Letter for the New Facility embodied or extended waivers of certain covenants under the Prior Facilities. In connection with the equity financing contemplated under the Commitment Letter for the New Facility, the Board further expanded the power and authority of the Special Committee to delegate to the Special Committee the power and authority to approve or disapprove and implement or cause to be implemented the $125 million equity financing and the equity commitment letters, and otherwise to exercise all power and authority of the Board with respect to such equity financing, the equity commitment letters, and the transactions contemplated thereby. The Special Committee subsequently directed Evercore to re-launch the private placement process along with DNB and Jefferies and also asked Evercore to analyze, based on assumptions and guidance from management, the possibility of a wind-down of the Company if no more favorable alternatives were obtainable, whether because of actions by the Company’s lenders and/or lack of investor interest.

The Placement Agents approached parties from the previous private placement process as well as over 100 new potential investors and were also asked by the Special Committee to reach out to potential strategic partners to see if a transaction with the New Facility and support from Centerbridge, Apollo, and SVP would create more interest. However, the Company and the Placement Agents were unable to obtain commitments from investors other than Centerbridge, Apollo, and SVP for $62.5 million to complete the $125 million equity raise. Meanwhile, at the end of June 2016, the Company entered into an Amended and Restated Commitment Letter for the New Facility, which extended the deadline for entering into definitive purchase agreements or filing a registration statement for the capital raise to August 15, 2016. At this time, the Company also entered into a commitment letter for certain amendments to its Facility Agreement, by and among certain subsidiaries of the Company as borrowers, Genco Holdings Limited, certain funds managed or advised by Hayfin Capital Management, Breakwater Capital Ltd, or their nominee, as lenders, and Hayfin Services LLP, as agent and security agent (the “$98 Million Credit Facility”). The Company additionally executed covenant waivers with ABN AMRO under the Loan Agreement dated October 8, 2014 (as amended) among Baltic Hornet Limited as Borrower, ABN AMRO as Agent, and the other parties thereto and the Loan Agreement dated October 8, 2014 (as amended) among Baltic Wasp Limited as Borrower, ABN AMRO as Agent, and the other parties thereto (the “2014 Term Loan Facilities”).

During July and August 2016, the Company made preparations to file a registration statement as a possible means to fulfill the equity raise condition under the Amended and Restated Commitment Letter for the New Facility. In addition, following weaker demand than expected from the second private placement process, Jefferies approached several large organizations capable of investing at least $62.5 million after the Company learned that some investors could be interested in acquiring control of the Company rather than merely committing $62.5 million toward an equity capital investment. To be able to explore these possibilities further, the Company sought and obtained from its lenders an extension of the August 15, 2016 deadline to enter into purchase agreements or file a registration statement for the capital raise until August 31, 2015 and subsequently until September 14, 2016. The Company also began entering into a series of agreements that extended its covenant waivers under the 2014 Term Loan Facilities until October 15, 2016.

After receiving a non-binding indication of interest involving an investment that would constitute a change of control, the Board further granted the Special Committee the authority to consider any transactions which might involve a change of control on behalf of the Company, subject to the Board’s power and authority to decide whether to enter into any such transaction. During September and October 2016, the Special Committee held numerous meetings with its financial and legal advisors and with other members of the Board and management to review our strategic options and to receive updates on discussions with third parties and our financial outlook. In September 2016, at the request of the Special Committee, Kramer Levin updated the cash use presentation that it had provided to the Board in May 2016. Evercore also provided the Special Committee with a wind-down analysis at its request based on assumptions and guidance from management.

During this process, Evercore reached out to 19 potential investors, of which seven submitted proposals, and of those, six submitted preliminary indications of interest and one submitted a firm expression of interest. The Company engaged in discussions with each of the potential investors that submitted preliminary indications of interest. Five parties were asked to make a revised and more definitive proposal, but only one investor (“Company B”) did so. Company B submitted an offer, as revised following numerous discussions with the Committee and its representatives, to invest $62.5 million of equity at a price of $5.11 per share. This offer required outsourcing of commercial and technical management of the Company’s entire fleet as well as the Company’s administrative and back office functions to affiliates of Company B in exchange for management fees, required the existing shareholders to invest $62.5 million of equity on the same terms, and provided that the equity investment would be in the form of Series A Preferred Stock, paying a 6% coupon, which would not convert into Company common stock until the Company received requisite shareholder approval. Company B’s firm expression of interest of $5.11 per share was estimated to be an equivalent value of $4.36 per share due to associated cash expenses of transitioning vessel management, severance costs, and reimbursement of advisory fees.

Company B subsequently increased its offer to invest $125 million in the Company. Each of Centerbridge, Apollo, and SVP offered to provide funds or a backstop commitment that, together, would equal the full $125 million of equity required. However, they offered to provide funding at a price to be determined by market factors following entry into a commitment agreement and subject to certain other conditions. The Committee considered the relative strengths and weaknesses of the offer by Centerbridge, Apollo, and SVP against Company B’s proposal and determined that it could not recommend a proposal with highly uncertain pricing if another transaction was potentially viable. Following this determination by the Special Committee, Centerbridge, Apollo, and SVP each revised their offer to be at a fixed per share purchase price of $4.75 and eliminated other conditions. They each subsequently increased the share price to $4.85. After adjusting the $5.11 price per share offered by Company B for anticipated costs that the Company would incur in transitioning the Company’s business functions to Company B’s affiliates, the Special Committee determined that the offer by Centerbridge, Apollo, and SVP was higher. Although Company B continued to express a generalized interest, it failed to provide information requested by the Special Committee to demonstrate its ability to consummate the proposed transaction and satisfy related conditions, including the receipt of stockholder approval. Furthermore, the lenders had extended the deadline for the Company to obtain equity financing several times upon reliance on representations that discussions with potential investors were continuing and were likely to be resolved within the extension periods. By late September 2016, the lenders had indicated that they would not grant further waivers, and required that the Company enter into definitive documentation with respect to an equity investment no later than October 7, 2016. Accordingly, and in light of the substantial improvements to the proposal by Centerbridge, Apollo, and SVP, the Special Committee agreed their revised proposal was more attractive to the Company and its shareholders than Company B’s proposal and authorized efforts to finalize a transaction based on that proposal.

On October 3, 2016, the Special Committee met with Evercore and its legal advisors to review draft stock purchase agreements with the Centerbridge, Apollo and SVP. Evercore, as the Special Committee’s independent financial advisor, delivered its opinion that, subject to the assumptions, limitations, qualifications and conditions set forth in Evercore’s written opinion, the consideration to be received by the Company was fair from a financial point of view. After a thorough evaluation of the stock purchase agreements and transactions contemplated thereby and discussion of the factors considered by the Special Committee, the Special Committee unanimously approved the transactions with Centerbridge, Apollo and SVP. On October 4, 2016, the Company and Centerbridge, Apollo, and SVP executed purchase agreements for Series A Preferred Stock that were placed in escrow pending completion of negotiation of changes to the terms of the New Facility with the Company’s lenders. On October 6, 2016, these purchase agreements were released from escrow and delivered to the parties. Concurrently with entering into these purchase agreements, the Company entered into a Second Amended and Restated Commitment Letter for the New Facility that adjusted certain terms of the New Facility and extended the Company’s covenant waivers through November 15, 2016. Concurrently, the Company entered into additional agreements relating to the $98 Million Facility and the 2014 Term Loan Facility that also extended covenant waivers under such facilities through November 15, 2016. The Company subsequently completed its $125 million capital raise as described above under “General,” for which it engaged Jefferies, DNB, and Fearnley Securities, Inc. as lead placement agents to assist in the sale of a portion of the private placement to accredited investors.

As previously indicated, the Board believes that the conversion proposal is in the best interests of the Company and unanimously recommends that our shareholders vote “FOR” each of the proposals set forth in this Proxy Statement.

Opinion of the Financial Advisor to the Special Committee

The Special Committee retained Evercore to act as its financial advisor in connection with the sale of shares of Series A Preferred Stock to the Initial Investors pursuant to the Initial Purchase Agreements at a purchase price of $4.85 per share (the “Consideration”), for an aggregate purchase price of up to $125 million (collectively, the “Transaction”). As part of this engagement, the Special Committee requested that Evercore evaluate the fairness of the Consideration, from a financial point of view, to the Company. As discussed in the following paragraph, on October 3, 2016, Evercore delivered to the Special Committee its oral opinion, confirmed by its delivery of a written opinion dated October 3, 2016, that, as of the date thereof, and subject to the assumptions, limitations, qualifications and conditions set forth in Evercore’s written opinion, the Consideration was fair, from a financial point of view, to the Company.

The full text of Evercore’s written opinion, dated October 3, 2016, which sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Evercore in delivering its opinion, is attached as Annex A to this proxy statement and is incorporated herein by reference in its entirety. The description of Evercore’s written opinion set forth in this proxy statement is qualified in its entirety by the full text of such opinion. Evercore’s opinion does not constitute a recommendation to the Special Committee or to any other persons in respect of the Transaction, including as to how any holder of the Company’s common stock should vote or act with respect to the Transaction. We encourage you to read Evercore’s opinion carefully and in its entirety.

Evercore’s opinion was provided for the information and benefit of the Special Committee and was delivered to the Special Committee in connection with its evaluation of whether the Consideration to be paid to the Company pursuant to the Initial Purchase Agreements is fair, from a financial point of view, to the Company, and did not address any other aspect or implication of the Initial Purchase Agreements or the transactions contemplated thereby. Evercore’s opinion did not address the relative merits of the Transaction as compared to other business or financial strategies that might be available to the Company, nor did it address the underlying business decision of the Company to engage in the Transaction.

Evercore’s opinion necessarily was based upon information made available to Evercore as of October 3, 2016 and financial, economic, monetary, market, regulatory and other conditions and circumstances as they existed and as could be evaluated on such date. It should be understood that subsequent developments may have affected or may affect Evercore’s opinion and that Evercore has no obligation to update, revise or reaffirm its opinion based on subsequent developments. Evercore’s opinion did not express any opinion as to the price at which the shares of the Company’s Common Stock will trade at any time.

The following is a summary of Evercore’s opinion, and is qualified in its entirety by the full text of such opinion attached as Annex A to this proxy statement. We encourage you to read Evercore’s written opinion carefully in its entirety:

In connection with delivering its opinion, Evercore, among other things:

•	reviewed certain publicly available business and financial information relating to the Company that Evercore deemed to be relevant, including publicly available research analysts’ estimates;
•	reviewed certain non-public historical financial statements and other non-public historical financial data relating to the Company prepared and furnished to Evercore by management of the Company;
•	reviewed certain non-public projected financial data relating to the Company prepared and furnished to Evercore by management of the Company;
•	reviewed certain non-public historical and projected operating data relating to the Company prepared and furnished to Evercore by management of the Company;
•	discussed the past and current operations, financial projections and current financial condition of the Company with management of the Company, as applicable (including their views on the risks and uncertainties of achieving such projections);
•	reviewed certain third-party charter-free appraisals of the Company’s vessels provided to Evercore by management of the Company;
•	compared the financial performance of the Company with those of certain publicly traded companies that Evercore deemed relevant;
•	considered the potential pro forma impact of the Transaction on the Company;
•	reviewed a draft of the Initial Purchase Agreements, dated October 3, 2016, which Evercore assumed to be in substantially final form and from which Evercore assumed the final form of such agreements would not vary in any respect material to Evercore’s analysis; and
•	performed such other analyses and examinations and considered such other factors that Evercore deemed appropriate.

For purposes of its analysis and opinion, Evercore assumed and relied upon, without undertaking any independent verification of, the accuracy and completeness of all of the information publicly available, and all of the information supplied or otherwise made available to, discussed with, or reviewed by Evercore, and Evercore assumes no liability therefor. With respect to the projected financial data relating to the Company referred to above, Evercore assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of management of the Company as to the future financial performance of the Company under the alternative business assumptions reflected therein. Specifically, with the permission of the Special Committee, Evercore assumed the reasonableness of the operating assumptions related to future operational performance provided by the Company’s management, including, but not limited to, charter revenues, commissions, operating expenses, administrative expenses and voyage fees. For purposes of its analysis, with the permission of the Special Committee, Evercore also assumed that the terms of the time charter agreements are valid and will remain in full force and effect for the term provided therein and that all charterer’s obligations will be performed by the Company. Evercore expressed no view as to any projected financial data relating to the Company or the assumptions on which they are based.

Evercore was informed by members of the Company’s management that (i) persistent weak drybulk industry conditions and historically low charter rates had a significant negative impact on the Company’s results of operations, cash flows, leverage profile and liquidity and (ii) the business and prospects of the Company are and will likely continue to be severely and negatively affected as a result thereof. Thus, Evercore understood that the Company needed to raise substantial additional capital to fund its business and meet its short-term financial obligations, and the Company’s management advised Evercore that, in the absence of obtaining such additional capital, the Company would be in default under its credit facilities. As a result of the foregoing, the Company was faced with a narrowing set of alternatives and the Special Committee weighed certainty of execution, price and ability to satisfy the requirements of creditors quickly in order to avoid a material default under the Company’s credit facilities when considering the alternatives available to the Company. As part of its engagement, Evercore assisted the Special Committee in connection with the evaluation of these alternatives, and in arriving at its opinion, took into account the view of the Company’s management and the Special Committee that, in the absence of obtaining additional capital, the Company would likely be required to seek protection from its creditors in bankruptcy or work with the Company’s creditors to facilitate an orderly liquidation.

For purposes of rendering its opinion, Evercore assumed, in all respects material to its analysis, that the representations and warranties of each party contained in the Initial Purchase Agreements were true and correct, that each party would perform all of the covenants and agreements required to be performed by it under such agreements and that all conditions to the consummation of the Transaction would be satisfied without material waiver or modification thereof. Specifically, Evercore assumed that the refinancing of most of the Company’s credit facilities for no less than $400 million shall have occurred prior to, or simultaneously with, the consummation of the Transaction. Evercore further assumed that all governmental, regulatory or other consents, approvals or releases necessary for the consummation of the Transaction would be obtained without any material delay, limitation, restriction or condition that would have an adverse effect on the Company or the consummation of the Transaction or materially reduce the benefits of the Transaction to the Company.

Evercore neither made nor assumed any responsibility regarding the appraisals of the Company or for making any independent valuation or appraisal of the assets or liabilities of the Company, nor was it furnished with any such appraisals, and Evercore did not evaluate the solvency or fair value of the Company under any state or federal laws relating to bankruptcy, insolvency or similar matters.

Evercore was not asked to pass upon, and expressed no opinion with respect to, any matter other than the fairness of the Consideration to be paid to the Company pursuant to the Initial Purchase Agreements, from a financial point of view. Evercore did not express any view on, and its opinion did not address, the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any other securities, creditors or other constituencies of the Company, or as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company or any of the other parties to the Initial Purchase Agreements or any affiliates thereof, or any class of such persons, whether relative to the Consideration or otherwise. Evercore assumed that any modification to the structure of the Transaction would not vary in any respect material to its analysis.

Evercore expressed no opinion as to the price at which the Company’s Common Stock will trade at any time. Evercore is not a legal, regulatory, accounting or tax expert and assumed the accuracy and completeness of assessments by the management of the Company and its advisors with respect to legal, regulatory, accounting and tax matters.

Evercore’s opinion was only one of many factors considered by the Special Committee in its evaluation of the transactions contemplated by the Initial Purchase Agreements and should not be viewed as determinative of the views of the Special Committee with respect to the transactions contemplated by such agreements or the Consideration.

Summary of Material Financial Analyses

The following is a brief summary of the material financial and comparative analyses that Evercore deemed to be appropriate for a transaction such as the Transaction and that were reviewed with the Special Committee in connection with delivering Evercore’s opinion:

•	Net Asset Value Analysis;
•	Selected Public Trading Comparables Analysis;
•	Precedent Equity Financings Analysis;
•	Discounted Cash Flow Analysis; and
•	Wind-Down Analysis.

In addition to the analyses described above, Evercore also analyzed and reviewed, for reference only, (i) certain publicly available share price targets of research analysts’ estimates known to Evercore as of October 3, 2016, (ii) the historical trading prices of the Company’s Common Stock between June 2, 2016 and September 30, 2016 and (iii) the projected pro forma impact of the Transaction on the Company’s liquidity position.

The summary of Evercore’s financial analyses described below is not a complete description of the analyses underlying its opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances and, therefore, is not readily susceptible to summary description.

The summary of the analyses and reviews provided below includes information presented in tabular format. In order to fully understand Evercore’s analyses and reviews, the tables must be read together with the full text of each summary. The tables alone do not constitute a complete description of Evercore’s analyses and reviews. Considering the data in the tables below without considering the full description of the analyses and reviews, including the methodologies and assumptions underlying the analyses and reviews, could create a misleading or incomplete view of Evercore’s analyses and reviews.

Valuation of the Company

Net Asset Value Analysis

Evercore performed a net asset value analysis and an adjusted net asset value analysis for the Company’s fleet as of September 30, 2016. Net asset value is a commonly used valuation parameter for valuing shipping companies because of their large asset bases, the usage of which is critical to the earnings capacity of such companies. To calculate the Company’s net asset value, Evercore added the estimated net proceeds from the anticipated sale or scrapping of 9 vessels within three to six months of October 3, 2016 (based on charter-free estimates provided by management), the charter-free fair market value of each other vessel in the Company’s fleet (based on fair market value estimates furnished at the request of the Company by multiple internationally recognized ship valuation companies), the value of the Company’s ownership equity stake in Jinhui Shipping & Transportation Ltd. (“Jinhui Shipping”), the Company’s net working capital as of June 30, 2016 and the Company’s cash as of September 30, 2016. Evercore then subtracted from this amount the Company’s debt as of September 30, 2016. Evercore then adjusted these amounts to reflect the effects of the Transaction. The results of these analyses are as follows:

Net Asset Value as of September 30, 2016
($ in millions, except per share data)

	Low	High
Charter-Free Asset Value (60 Vessels)	$624.0	$659.5
Plus: Net Scrap Value (9 Vessels)	$20.9	$20.9
Plus: Jinhui Shipping Equity	$6.6	$6.6
Plus: Net Working Capital as of 6/30/2016	$2.1	$2.1
Plus: Cash as of 9/30/2016	$55.0	$55.0
Less: Debt as of 9/30/2016	$(548.3)	$(548.3)
Net Asset Value	$160.4	$195.9
Shares Outstanding (millions)	7.421	7.421
Net Asset Value per share	$21.62	$26.40

Adjusted Net Asset Value as of September 30, 2016
($ in millions, except per share data)

	Low	High
Net Asset Value	$160.4	$195.9
Plus: Net Proceeds from Equity Capital Investment	$119.5	$119.5
Net Asset Value, Adjusted for Equity Capital Investment	$279.9	$315.4
Shares Outstanding, prior to Equity Capital Investment (millions)	7.421	7.421
Shares Issued for Equity Capital Investment (millions)	27.062	27.062
Pro Forma Shares Outstanding (millions)	34.483	34.483
Net Asset Value per share, including Equity Capital Investment	$8.12	$9.15

Selected Public Trading Comparables Analysis

Evercore performed a peer group trading analysis of the Company by reviewing and comparing the market price to net asset value trading multiples of the following seven publicly traded companies Evercore deemed to have certain characteristics that are similar to those of the Company:

Diana Shipping Inc.
Golden Ocean Group Ltd.
Eagle Bulk Shipping Inc.
Safe Bulkers, Inc.
Star Bulk Carriers Corp.
Scorpio Bulkers Inc.
Navios Maritime Holdings Inc.

Although the peer group was compared to the Company for purposes of this analysis, no company used in this peer group analysis is identical or directly comparable to the Company. In order to calculate peer group trading multiples, Evercore relied on publicly available SEC filings and market information for all companies.

Evercore calculated the ratio of (i) the closing prices of common stock of each of the selected companies as of September 30, 2016 to (ii) the net asset value of each of the selected companies based on the average asset valuations estimated by multiple internationally recognized ship valuation companies (“P/NAV”). The related multiples for such selected companies are set forth below:

Selected Company	P/NAV
Diana Shipping Inc.	1.78x
Golden Ocean Group Ltd.	1.55x
Eagle Bulk Shipping Inc.	1.40x
Safe Bulkers, Inc.	1.24x
Star Bulk Carriers Corp.	0.95x
Scorpio Bulkers Inc.	0.56x
Navios Maritime Holdings Inc.	Not meaningful due to negative equity value from significant leverage

Based on the resulting range of multiples and due to certain other considerations related to specific characteristics of the peer group firms, Evercore deemed a range of 0.50x to 1.75x to be relevant. Evercore applied the relevant range of selected multiples to the adjusted net asset value per share of the Company based on the average asset valuations estimated by multiple internationally recognized ship valuation companies, and determined an implied equity value range per share of $4.28 to $14.97.

Precedent Equity Financings Analysis

Evercore reviewed selected publicly available information relating to transactions involving (i) drybulk companies that recently consummated equity financing transactions in connection with a debt refinancing or recapitalization, (ii) distressed shipping companies that consummated equity follow-on offerings where the deal size was in excess of 50% of the company’s market capitalization and (iii) overall distressed companies that consummated rights offerings where the deal size was in excess of 50% of the company’s market capitalization. Evercore selected 8 such equity financing transactions announced by drybulk companies since 2015, over 30 such equity follow-on offerings announced by distressed shipping companies since 2008 and over 220 such rights offerings announced by distressed companies since 2008, in each case, that Evercore deemed to have certain characteristics that are similar to those of the Company. Evercore noted that none of the selected transactions or the companies that participated in the selected transactions were directly comparable to the Transaction or the Company, respectively. Evercore reviewed the file-to-offer premium/(discount) in the selected transactions and the results of these analyses are as follows:

File-to-Offer Premium/(Discount)

	Minimum	Maximum
Drybulk Company Equity Transactions	5.9%	(56.3%)
Distressed Shipping Company Follow-On Equity Offerings	(27.7%)	(31.3%)
Distressed Company Rights Offerings	(22.7%)	(70.2%)

Based on this analysis, Evercore derived the following ranges of file-to-offer premium/(discount) percentages: (i) (56%) to 6% for the selected drybulk company equity financing transactions, (ii) (31%) to (28%) for the selected distressed shipping company follow-on equity offerings where the deal size was in excess of 50% of the company’s market capitalization and (iii) (70%) to (23%) for the selected distressed company rights offerings where the deal size was in excess of 50% of the company’s market capitalization. Evercore then applied these ranges of file-to-offer premium/(discount) percentages to the Company’s closing Common Stock price as of September 30, 2016, resulting in an implied equity value range per share of $2.02 to $4.58 based on the precedent drybulk company equity financing transactions, $3.16 to $3.30 based on the precedent distressed shipping company follow-on equity offerings and $1.37 to $3.53 based on the precedent distressed company rights offerings.

Discounted Cash Flow Analysis

Evercore performed a discounted cash flow analysis of the Company to derive an implied equity value range per share based on the present value of the Company’s projected cash flows as provided by Company management. Such projected cash flows are attached as Annex B to this proxy statement. Evercore calculated the implied equity value range for the Company by utilizing a range of discount rates based on the Company’s Weighted Average Cost of Capital (“WACC”) as estimated by Evercore based on the Capital Asset Pricing Model (“CAPM”), the Company’s projected unlevered free cash flows under four spot rate scenarios for the fiscal years 2016 through 2020, and terminal values based on a range of EBITDA exit multiples. Evercore conducted its analysis (i) assuming a range of discount rates of 16.0% to 20.0% and an EBITDA multiple of 12.0x and (ii) assuming a discount rate of 18% and a range of EBITDA multiples of 11.0x to 14.0x, which resulted in implied equity value ranges per share of ($6.75) to $0.54 and ($7.02) to $4.30, respectively.

Wind-Down Analysis

Based on management’s assumptions and guidance, Evercore performed an expedited, but orderly wind-down analysis of the Company based on the proceeds to the Company from a hypothetical sale of its fleet to determine the estimated net proceeds per share that would be available to the Company’s equityholders upon completion of such a wind-down of the Company. For purposes of this analysis, Evercore was directed by management to assume that 14 vessels would be sold or scrapped on October 31, 2016, 13 Capesize vessels would be sold on November 30, 2016 and the remaining vessels would be sold at a rate of 10 vessels per month thereafter. The estimated gross proceeds from the sale or scrapping of the 14 vessels on October 31, 2016 were derived from the scrap value estimate provided by management, and the estimated gross proceeds from the sale of the remaining 55 vessels were derived from the average of charter-free fair market value of such vessels estimated by multiple internationally recognized ship valuation companies selected by the Company. The fair market value of the 13 Capesize vessels were applied a discount of 5% to 15% to each vessel’s appraised value and the fair market value of the remaining vessels 42 vessels were applied a discount of 5% to 25% to account for the vessel’s age, the forced nature of the transaction, the expedited time frame and the magnitude of supply being sold into the market. Evercore then added to such gross proceeds the Company’s cash as of September 30, 2016, the operating losses of the Company between October 2016 and April 2017 (using four spot rate scenarios), the value of the Company’s equity ownership stake in Jinhui Shipping and the Company’s net working capital as of June 30, 2016. In light of the limited liquidity in Jinhui Shipping stock, a liquidation would likely require that the Company’s indirect stake in Jinhui Shipping be sold through a block sale. Underwriter fees and offering discounts in typical block sales would decrease the realizable proceeds of a sale by 10-20%. Furthermore, in light of the wind-down, the Company’s net working capital balances were applied a discount of 10% to 30%. Evercore then reduced the aggregate proceeds available for debtor claims by the amount of transaction fees associated with the sale of the Company’s fleet (including an assumed 5.0% broker commission on the vessels to be sold or scrapped on October 31, 2016 and a 2.0% broker commission on vessel sales following such date), the amount of additional costs related to the scrapping or sale of such vessels, the amount of estimated corporate wind-down costs and the repayment of debt on a pro-rata basis. Evercore’s analysis included a scenario in which severance payments upon a change of control were not included in the calculation of corporate wind-down costs and a scenario in which such payments were included in the calculation of corporate wind-down cost. This analysis indicated an implied equity value range per share for all cases of ($0.37) to $16.69.

General

In arriving at its opinion, Evercore did not draw, in isolation, conclusions from or with regard to any factor or analysis considered by it. Rather, Evercore made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of the analyses. The order of the analyses and reviews described in the summary above and the results thereof do not represent the relative importance or weight given to these analyses and reviews by Evercore. Considering selected portions of the analyses and reviews in the summary set forth above, without considering the analyses and reviews as a whole, could create an incomplete or misleading view of the analyses and reviews underlying Evercore’s opinion. Evercore may have considered various assumptions more or less probable than other assumptions, so the range of valuations resulting from any particular analysis or combination of analyses described above should not be taken to represent Evercore’s view with respect to the actual value of the Company’s Common Stock.

For purposes of its analyses and reviews, Evercore considered industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of the Company and its advisors. No company or business used in Evercore’s analyses and reviews as a comparison is identical to the Company, and an evaluation of the results of those analyses and reviews is not entirely mathematical. Rather, the analyses and reviews involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, businesses or transactions used in Evercore’s analyses and reviews. The estimates contained in Evercore’s analyses and reviews and the ranges of valuations resulting from any particular analysis or review are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by Evercore’s analyses and reviews. In addition, analyses and reviews relating to the value of companies, businesses or securities do not purport to be appraisals or to reflect the prices at which companies, businesses or securities actually may be sold. Accordingly, the estimates used in, and the results derived from, Evercore’s analyses and reviews are inherently subject to substantial uncertainty, and Evercore assumes no responsibility if future results or values are materially different from those forecasted in such estimates.

Evercore received a fee for its services upon the rendering of this opinion. The Company has also agreed to reimburse Evercore’s expenses and to indemnify Evercore against certain liabilities arising out of its engagement. Evercore will also be entitled to receive a success fee if the Transaction is consummated. During the two year period prior to October 3, 2016, no material relationship existed between Evercore and its affiliates and the Company pursuant to which compensation was received by Evercore or its affiliates as a result of such a relationship. During the two year period prior to the date hereof, Evercore and its affiliates were engaged by affiliates of Apollo to provide financial advisory services unrelated to the Company, for which Evercore has received, or may receive, compensation, including (i) three transactions in connection with which Evercore provided sell-side advisory services to portfolio companies of an Apollo affiliate, (ii) one transaction in connection with which Evercore provided restructuring services to a portfolio company of Apollo and (iii) one transaction in connection with which Evercore provided advice with respect to the evaluation of strategic alternatives to a portfolio company of Apollo. During the two year period prior to October 3, 2016, Evercore and its affiliates were engaged by a company in which an affiliate of Centerbridge owns a minority equity interest to provide sell-side financial advisory services unrelated to the Company, for which Evercore expects to receive compensation. During the two year period prior to October 3, 2016, Evercore and its affiliates were engaged by an affiliate of SVP to provide buy-side financial advisory services unrelated to the Company, for which Evercore may receive compensation. Evercore may provide financial or other services to the Company and/or one or more of the Initial Investors or their respective affiliates in the future and in connection with any such services Evercore may receive compensation.

In the ordinary course of business, Evercore or its affiliates may actively trade the securities, or related derivative securities, or financial instruments of the Company, the Initial Investors and their respective affiliates, for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities or instruments.

The issuance of Evercore’s opinion has been approved by an opinion committee of Evercore.

Listing on the NYSE

Our common stock is currently listed on the NYSE. Subject to shareholder approval of Proposal No. 1 and the consummation of the private placement, we have filed an additional listing application with the NYSE to list the shares of common stock to be issued upon the conversion of the Series A Preferred Stock, which was authorized upon official notice of issuance, subject to shareholder approval.

Shareholder Approval Requirement

Section 312.03(b) of the NYSE Listed Company Manual requires shareholder approval prior to the issuance of common stock in any transaction or series of related transactions, to (a) a director, officer or substantial security holder of the company (each a “Related Party”); (2) a subsidiary, affiliate or other closely-related person of a Related Party; or (3) any company or entity in which a Related Party has a substantial direct or indirect interest, if the number of shares of common stock to be issued exceeds either 1% of the number of shares of common stock or 1% of the voting power outstanding before the issuance.

Further, Section 312.03(c) of the NYSE Listed Company Manual requires shareholder approval prior to any issuance or sale of common stock in any transaction or series of related transactions if (1) the common stock to be issued has voting power equal to or in excess of 20% of the voting power outstanding before the issuance of the common stock or (2) if the number of shares of common stock to be issued is equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the common stock. Section 312.03(d) of the NYSE Listed Company Manual also requires shareholder approval prior to the issuance of securities that will result in a “change of control” of the issuer.

As of the record date, we had 7,354,449 shares of common stock outstanding. Because the issuance of 21,445,360 shares of common stock to substantial shareholders and one of our directors upon conversion of the Series A Preferred Stock issued in the private placement would exceed the 1% threshold set forth in Section 312.03(b) of the NYSE Listed Company Manual and the overall issuance of 27,061,856 shares of common stock (subject to adjustment) upon conversion would exceed the 20% threshold set forth in 312.03(c) of the NYSE Listed Company Manual, we are requesting shareholder approval. Moreover, while the NYSE rules do not define a “change of control,” it is possible that the Investors’ acquisition of 27,061,856 shares of common stock (subject to adjustment) upon conversion of the Series A Preferred Stock, amounting to 78.6% of our voting power post-conversion, or the Initial Investors’ acquisition of 21,424,743 shares of common stock upon conversion of the Series A Preferred Stock purchased by them, amounting to 62.2% of our voting power post-conversion, would be deemed to be a “change of control.” Therefore, shareholder approval of the issuance of common stock in the private placement will also constitute approval of a “change of control,” to the extent implicated under the NYSE rules. Accordingly, at the Special Meeting, holders of shares of our common stock will be asked to consider and vote on this Proposal No. 1.

Dissenters’ Rights

Under Marshall Islands law, shareholders will not have any dissenters’ or appraisal rights in connection with this Proposal No. 1.

Dilutive and Other Effects of the Approval of This Proposal No. 1

If this Proposal No. 1 is approved, the Company will have the authority to issue, without further shareholder approval, up to 27,061,856 shares of common stock (subject to adjustment) upon conversion of the Series A Preferred Stock. For a description of how the Series A Preferred Stock may be convertible into more than 27,061,856 shares of common stock as a result of such an adjustment, please see “Description of the Series A Preferred Stock” on page 21.

Certain Risks Associated with the Proposed Issuance of 27,061,856 Shares of Common Stock (subject to adjustment) as contemplated by the Conversion Proposal

Before voting on this Proposal No. 1, you should consider the following risks associated with the issuance of up to 27,061,856 shares of our common stock (subject to adjustment) upon the conversion of shares of Series A Preferred Stock of the Company purchased by the Investors.

Holders of common stock could experience substantial dilution of their ownership and voting rights.

If this Proposal No. 1 is approved and we issue all 27,061,856 shares of common stock, our shareholders will incur significant dilution of their interests in the Company. As of the record date, there were 7,354,449 shares of our common stock outstanding. Assuming the issuance of all 27,061,856 shares, common stock issued in the private placement will constitute approximately 78.6% of our outstanding common stock immediately following the private placement. Stock outstanding as of the record date will constitute approximately 21.4% of our outstanding common stock. As a result, in such a scenario current shareholders would experience substantial dilution of earnings per share and book value per share, as well as of ownership percentage and voting rights. In addition, holders of common stock do not have preemptive rights to subscribe to additional securities that may be issued by the Company. This means that current shareholders do not have a prior right to purchase any new issue of common stock of the Company in order to maintain their proportionate ownership interest. Shareholders should consider the potential dilution in determining whether to approve this Proposal No. 1.

The conversion of the Series A Preferred Stock could have a negative effect on our stock price.

If the conversion proposal is approved, we will issue a substantial number of shares of our common stock at a per share price which may be below the market price of the common stock as of the date of issuance. The issuance of common stock could have a depressive effect on the market price of our common stock by increasing the number of shares of common stock outstanding. Such downward pressure could encourage short sales by certain investors, which could place further downward pressure on the price of the common stock.

We have agreed to grant registration rights to the Investors with respect to the shares of common stock issuable upon conversion of the Series A Preferred Stock, requiring us to file a registration statement with the SEC covering the resale of the shares we sell, which means that such shares would become eligible for resale in the public markets shortly approval of the conversion proposal by the shareholders. Any such sales, or the anticipation of the possibility of such sales, could create downward pressure on the market price of our common stock. The board of directors may generally attempt to moderate the timing and amount of sales of our common stock to the public in an effort to minimize any adverse pressure on the value of the common stock. No assurance can be given, however, that these attempts will be successful.

As a result of the issuance of common stock upon conversion of the Series A Preferred Stock, certain significant shareholders would increase their holdings of voting securities of the Company, and certain other purchasers would become significant shareholders.

As of the record date, Apollo held 13.9% of our outstanding common stock and SVP held 17.2% of our outstanding common stock. As a result of the issuance of common stock contemplated by this Proposal No. 1, Apollo would increase its ownership percentage to 15.7% and SVP would increase its ownership percentage to 29.5%. Thus, each such holder would increase its already significant voting power with respect to our shares as well as its influence over our business and affairs if it chooses to do so. In addition, as a result of the issuance of common stock contemplated by this Proposal No. 1, certain other Investors would become beneficial owners of 1% or more of our common stock and, as such, would have significant voting power with respect to our shares and also would possibly be able to exert substantial influence over our business and affairs if they chose to do so. Any such person or persons would likely to be able to affect the outcome of all matters brought before the shareholders, including the election of all directors and the approval of mergers and other business combination transactions. Such increases in ownership percentage may make it more difficult for other investors to affect the outcome of shareholder votes.

Description of the Series A Preferred Stock

Upon the closing of the sale of the Series A Preferred Stock pursuant to the Purchase Agreements, the Company filed the Certificate of Designations of Rights, Preferences and Privileges of Series A Preferred Stock (the “Certificate of Designations” with the Registrar of Corporations of the Republic of the Marshall Islands. The following is a summary of the material terms and provisions of the preferences, limitations, voting powers and relative rights of the preferred stock, as contained in the Certificate of Designations, which is included as an exhibit to the Company’s Current Report on Form 8-K filed with the SEC on November 15, 2016. Shareholders are urged to read the Certificate of Designations in its entirety.

Number of Shares in Series

The Certificate of Designations designates 27,061,856 initial shares of Series A Preferred Stock.

Conversion

The Series A Preferred Stock will mandatorily convert into shares of the Company’s common stock at a conversion price of $4.85 per share, subject to certain adjustments, upon receipt of approval of this Proposal No.1 by the Company’s shareholders.

Ranking

The Series A Preferred Stock ranks, with respect to payment of dividends and distribution of assets upon the liquidation, winding-up or dissolution of the Company, (a) senior to the Company’s common stock, whether now outstanding or hereafter issued, and to each other class or series of stock of the Company the terms of which do not expressly provide that such class or series ranks senior to, or pari passu, with the Series A Preferred Stock as to payment of dividends and distribution of assets upon the liquidation, winding-up or dissolution of the Company; (b) pari passu with each other class or series of stock of the Company established after the date of issuance of the Series A Preferred Stock the terms of which expressly provide that such class or series ranks pari passu with the Series A Preferred Stock as to payment of dividends and distribution of assets upon the liquidation, winding-up or dissolution of the Company; and (c) junior to each other class or series of stock of the Company established after the date of issuance of the Series A Preferred Stock the terms of which expressly provide that such class or series ranks senior to the Series A Preferred Stock as to payment of dividends and distribution of assets upon the liquidation, winding-up or dissolution of the Company.

Dividends

Commencing on the 180th day after issuance of the Series A Preferred Stock, which is May 14, 2017, holders of the Series A Preferred Stock will be entitled to cumulative semiannual dividends at a rate of 6% per share on the liquidation preference unless any such dividends are not permitted by law or the terms of any loan agreement, credit agreement, guaranty, or related agreement. In such a case, the dividends will be deferred until conversion of the Series A Preferred Stock. Upon conversion of the Series A Preferred Stock, its holders will be entitled to receive the amount of any unpaid deferred dividends in cash or shares of common stock based on the conversion price then in effect. To the extent any unpaid deferred dividends are settled in shares of common stock, the number of shares of common stock issuable upon conversion would exceed the 27,061,865 initial shares designated under the Certificate of Designations.

Liquidation

In the event of our voluntary or involuntary liquidation, dissolution or winding up, holders of the Series A Preferred Stock then outstanding will be entitled, subject to the payment in full or provision having been made for payment in full of all claims of our creditors and the liquidation preferences of all senior stock, to an amount equal to $4.85 per share, to be paid out of the Company’s assets available for distribution to our stockholders before any payment will be made in respect of our common stock or on any other junior stock.

Anti-dilution Adjustments

The formula for determining the conversion rate and the number of shares of common stock to be delivered upon conversion of the Series A Preferred Stock will be adjusted in the event of certain stock dividends or distributions in shares of common stock or subdivisions, splits and combinations of our common stock. If any such event occurs, the number of shares of common stock issuable upon conversion may be higher or lower than the 27,061,865 initial shares designated under the Certificate of Designations.

Voting Rights

Holders of the Series A Preferred Stock generally do not have voting rights, except as specifically required by applicable law and the Certificate of Designations. In particular, the Certificate of Designations requires the affirmative vote or consent of the holders of at least a majority of the outstanding shares of Series A Preferred Stock, voting separately as a single class, will be required (i) for any amendment of the Company’s second amended and restated articles of incorporation if the amendment would alter or change the powers, preferences, privileges or rights of Series A Preferred Stock holders so as to affect them adversely, (ii) to issue, authorize or increase the authorized amount of, or issue or authorize any obligation or security convertible into or evidencing a right to purchase, any parity stock or senior stock, or (iii) to reclassify any authorized stock of the Company into any parity stock or senior stock, or any obligation or security convertible into or evidencing a right to purchase any parity stock or senior stock.

Principal Effect of Non-Approval of Proposal No. 1

In the event the Proposal is not approved by our shareholders at the Special Meeting, we shall take all action necessary to call up to three (3) additional meetings of our shareholders for the purpose of seeking approval of the Proposal or the Board Increase as applicable, to be held promptly following the completion of the Special Meeting and in no event more than one year after the closing of the private placement to the extent reasonably practicable. The Initial Investors agreed with the Company, in the Initial Purchase Agreements, that they and their affiliates will vote all of their shares of common stock in favor of approval of conversion of the Series A Preferred Stock. As the Initial Investors and their affiliates own approximately 62% of our outstanding common stock, we anticipate that their vote in favor of Proposal No. 1 will be sufficient to approve it. However, absent shareholder approval of this Proposal No. 1, the Series A Preferred Stock will not be convertible. For so long as the Series A Preferred Stock is outstanding, it will continue to have a liquidation preference of $4.85 per share, and it will accrue semiannual dividends on this liquidation preference at a rate of 6% commencing May 14, 2017, which may be settled in cash or common stock.

Interests of Certain Persons in Proposal No. 1

The Initial Investors purchased shares of Series A Preferred Stock as noted above under Proposal No. 1 — General. Certain of our directors are affiliated with the Initial Investors as follows: Bao D. Truong and Kevin Mahony are affiliated with Centerbridge; John Brantl is affiliated with SVP; and Arthur L. Regan is affiliated with Apollo. All of these directors disclaim beneficial ownership of the shares of Series A Preferred Stock owned by the entities with which they are affiliated. In addition, John C. Wobensmith, our President, purchased 20,617 shares of Series A Preferred Stock in the Private Placement. Except for the foregoing, none of our directors or officers purchased, directly or indirectly, any securities issued by us in the private placement.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” the approval of the proposed issuance and sale of up to 27,061,856 shares of common stock UPON THE CONVERSION OF SHARES OF CONVERTIBLE PREFERRED STOCK PURCHASED BY CERTAIN INVESTORS IN A PRIVATE PLACEMENT (ITEM 1 OF THE ENCLOSED PROXY CARD).

PROPOSAL NO. 2

AMENDMENT OF THE COMPANY’S SECOND AMENDED AND RESTATED ARTICLES OF INCORPORATION TO INCREASE THE SIZE OF THE BOARD OF DIRECTORS

The Company’s board of directors proposes that the shareholders approve the proposed amendment (the “Board Increase Amendment”) to Company’s second amended and restated articles of incorporation. The Company’s board of directors unanimously approved the Board Increase Amendment on November 16, 2016, subject to approval by the shareholders at the Special Meeting. The Board Increase Amendment requires the approval of Company’s shareholders by the affirmative vote of sixty six and two-thirds (66.67%) of the voting power of all outstanding shares of Genco common stock entitled to vote.

Proposed Amendment

Set forth below is the text of the revised first sentence of Article H, Section (b) of the Company’s second amended and restated articles of incorporation after giving effect to the Board Increase Amendment being proposed at the Special Meeting. The foregoing description is qualified in its entirety by reference to such text.

The text of the first sentence of Article H, Section (b) shall be amended to read as follows:

“The number of directors constituting the Whole Board shall be nine (9).”

Purpose and Effect of the Amendment

In the Initial Purchase Agreements, the Company agreed to grant each Initial Investor the right to nominate one designee for as long as such Initial Investor owns at least 12.5% of the Company’s outstanding common stock or, if the Board has been increased to nine directors and such Initial Investor owns at least 25% of the Company’s outstanding common stock, two designees of such Initial Investor to the Board. The Initial Purchase Agreements provide that, to the extent that the Board or any responsible committee thereof views it as necessary or desirable that any second Initial Investor designee be independent under the applicable rules of any exchange on which the Company’s capital stock is listed or for regulatory compliance purposes, the applicable Initial Investor shall comply with the Company’s request that such designee be independent under such rules or regulations or, if such second designee has already been elected or appointed to the Board, shall secure the resignation of such designee and select a designee who would be independent under such rules or regulations.

In order for the Initial Investors to receive the full benefit of the foregoing rights, it is necessary to increase the number of directors constituting the Board from eight directors to nine directors.

If the Board Increase Amendment is adopted, it will become effective upon filing of an Articles of Amendment to the Company’s second amended and restated articles of incorporation with the Registrar of Corporations of the Republic of the Marshall Islands, as required by the Marshall Islands Business Corporations Act.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE BOARD INCREASE AMENDMENT (ITEM 2 OF THE ENCLOSED PROXY CARD).

PROPOSAL NO. 3

ADJOURNMENT OR POSTPONEMENT OF THE SPECIAL MEETING

At the Special Meeting, if there are insufficient proxies to approve Proposal No. 1 or Proposal No. 2, shareholders may vote on a proposal to adjourn or postpone the Special Meeting to a later date to allow additional time to solicit additional proxies. The Board currently does not intend to propose adjournment at the Special Meeting if there are sufficient votes to approve both Proposal No. 1 and Proposal No. 2.

Approval of the adjournment proposal requires the presence of a quorum and the affirmative vote of a majority of the shares of our common stock present or represented by proxy and entitled to vote thereon.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE ADJOURNMENT PROPOSAL (ITEM 3 OF THE ENCLOSED PROXY CARD).

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our voting common stock as of November 14, 2016 of:

•	each person, group or entity known to us to beneficially own more than 5% of our stock;
•	each of our directors;
•	Our President, John C. Wobensmith; our Chief Financial Officer, Apostolos D. Zafolias; and its Chief Accounting Officer, Joseph Adamo; and
•	all of our directors and executive officers as a group.

As of November 14, 2016, a total of 7,354,449 shares of common stock were outstanding. Each share of our common stock is entitled to one vote on matters on which our common shareholders are eligible to vote. The amounts and percentages of our common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of that security, or “investment power,” which includes the power to dispose of or to direct the disposition of that security. A person is also deemed to be a beneficial owner of any securities as to which that person has a right to acquire beneficial ownership presently or within 60 days. Under these rules, more than one person may be deemed a beneficial owner of the same securities, and a person may be deemed to be the beneficial owner of securities as to which that person has no economic interest. For purposes of the table below, we deem shares of common stock subject to equity awards that are currently exercisable or exercisable within 60 days of November 14, 2016, to be outstanding and to be beneficially owned by the person holding the options for the purposes of computing the percentage ownership of that person but we do not treat them as outstanding for the purpose of computing the percentage ownership of any other person.

Any information reported below from sources pre-dating the 1-for-10 reverse stock split effected by the Company on July 7, 2016 has been adjusted to reflect such reverse stock split.

	Shares of common stock Beneficially Owned
Name and Address of Beneficial Owner(1)	Number		Percentage
John C. Wobensmith	168,346	(3)	2.3%
Apostolos Zafolias	11,540	(4)	*
Joseph Adamo	3,730	(5)	*
John Brantl	—		—
Eugene I. Davis	—	(6)	—
James G. Dolphin	—	(6)	—
Kevin Mahony	—		—
Basil G. Mavroleon	1,213	(7)	*
Arthur L. Regan	—		—
Bao D. Truong	—		—
Investment funds affiliated with Centerbridge Partners, L.P.	2,276,159	(8)	31.0%
Investment funds managed by affiliates of Apollo Global Management, LLC	1,024,059	(9)	13.9%
Investment funds affiliated with Strategic Value Partners, LLC	1,263,366	(10)	17.2%
Peter C. Georgiopoulos	850,151	(2)	10.6%
Investment funds affiliated with Alden Global Capital Ltd	519,452	(11)	7.1%
Pilgrim Global ICAV	500,000	(12)	6.8%
Lloyd A. Miller III	395,431	(13)	5.4%
All current directors and executive officers as a group (11 persons)	821,046		10.3%
*	Less than 1% of the outstanding shares of common stock.
(1)	Unless otherwise indicated, the business address of each beneficial owner identified is c/o Genco Shipping & Trading Limited, 299 Park Avenue, 12th Floor, New York, NY 10171.

(2)	Includes 55,530 restricted shares of our common stock granted on August 7, 2014, which vested in equal installments on August 7, 2016 and upon Mr. Georgiopoulos’ resignation as Chairman of the Board and a Director of the Company on October 13, 2016; 40,816 restricted shares of our common stock granted on February 17, 2016, which vested fully upon Mr. Georgiopoulos’ resignation as Chairman of the Board and a Director of the Company on October 13, 2016; warrants to purchase 38,012 shares issued to holders of our pre-reorganization common stock; warrants to purchase 3,930 shares issued to holders of our pre-reorganization common stock owned by Fleet Acquisition LLC (which securities are deemed beneficially owned by Mr. Georgiopoulos by virtue of his membership interest in Fleet Acquisition LLC and his status as the sole member of the Management Committee thereof, and of which Mr. Georgiopoulos disclaims beneficial ownership except to the extent of his pecuniary interest therein); and warrants to purchase common stock issued to Mr. Georgiopoulos under our 2014 Management Incentive Plan, which vested with respect to 213,936 shares of our common stock on August 7, 2015, an additional 213,936 shares of our common stock on August 7, 2016, and an additional 213,934 shares of our common stock upon Mr. Georgiopoulos’ resignation as Chairman of the Board and a Director of the Company on October 13, 2016. Mr. Georgiopoulos’ business address is c/o Gener8 Maritime, Inc., 299 Park Avenue, 2nd Floor, New York, NY 10171. The reported information is based upon the amendment to Schedule 13D filed by Mr. Georgiopoulos with the SEC on October 17, 2016.
(3)	Includes 14,808 restricted shares of our common stock granted on August 7, 2014, one-half of which vested on August 7, 2016 and the remainder of which will vest on August 7, 2017; 20,408 restricted shares of our common stock granted on February 17, 2016, which vest, if at all, in equal installments commencing on the first three anniversaries of November 15, 2015; warrants to purchase 2,653 shares issued to holders of our pre-reorganization common stock; and warrants to purchase common stock issued to Mr. Wobensmith under our 2014 Management Incentive Plan, which vested with respect to 57,049 shares of our common stock on August 7, 2015 and an additional 57,049 shares of our common stock on August 7, 2016. Does not include 20,617 shares of Series A Preferred Stock issued to Mr. Wobensmith on November 15, 2016. Assuming conversion of all outstanding Series A Preferred stock to common stock subsequent to shareholder approval thereof at the Special Meeting, Mr. Wobensmith would own 188,963 shares of our common stock, representing less than 1% of our outstanding common stock.
(4)	Includes 1,266 restricted shares of our common stock granted on August 7, 2014, one-half of which vested on August 7, 2016 and the remainder of which will vest on August 7, 2017; warrants to purchase 190 shares issued to h0o1l0ders of our pre-reorganization common stock; and warrants to purchase common stock issued to Mr. Zafolias under our 2014 Management Incentive Plan, which vested with respect to 4,877 shares of our common stock on August 7, 2015 and an additional 4,877 shares of our common stock on August 7, 2016.
(5)	Includes 384 restricted shares of our common stock granted on August 7, 2014, one-half of which vested on August 7, 2016 and the remainder of which will vest on August 7, 2017; warrants to purchase 285 shares issued to holders of our pre-reorganization common stock, which are pledged as collateral in connection with a line of credit; and warrants to purchase common stock issued to Mr. Zafolias under our 2014 Management Incentive Plan, which vested with respect to 1,480 shares of our common stock on August 7, 2015 and an additional 1,480 shares of our common stock on August 7, 2016.
(6)	Does not include 1,569 shares which may be issuable in settlement of restricted stock units.
(7)	Includes warrants to purchase 474 shares issued to holders of our pre-reorganization common stock. Does not include 1,164 shares which may be issuable in settlement of restricted stock units.
(8)	Consists of 320,464 shares owned by Centerbridge Credit Partners, L.P., 581,854 shares owned by Centerbridge Credit Partners Master, L.P., 1,052,080 shares owned by Centerbridge Capital Partners II (Cayman), L.P., 7,700 shares owned by Centerbridge Capital Partners SBS II (Cayman), L.P., 52,977 shares owned by Centerbridge Special Credit Partners II, L.P. and 261,084 shares owned by Centerbridge Special Credit Partners II AIV IV (Cayman), L.P. Centerbridge Credit Partners General Partner, L.P. is the general partner of Centerbridge Credit Partners, L.P. Centerbridge Credit GP Investors, L.L.C. is the general partner of Centerbridge Credit Partners General Partner, L.P. Centerbridge Credit Partners Offshore General Partner, L.P. is the general partner of Centerbridge Credit Partners Master, L.P. Centerbridge Credit Offshore GP Investors, L.L.C. is the general partner of Centerbridge Credit Partners Offshore General Partner, L.P. Centerbridge Associates II (Cayman), L.P. is the general partner of Centerbridge Capital Partners II (Cayman), L.P. and Centerbridge Capital Partners SBS II (Cayman), L.P. Centerbridge GP Investors II (Cayman) L.P. is the general partner of Centerbridge Associates II (Cayman), L.P. CCP II Cayman GP Ltd. is the general partner of Centerbridge GP Investors II (Cayman) L.P. Centerbridge Special Credit Partners General Partner II (Cayman), L.P. is the general partner of Centerbridge Special Credit Partners II AIV IV (Cayman), L.P. Centerbridge Special GP Investors II (Cayman), L.P. is the general partner of Centerbridge Special Credit Partners General Partner II (Cayman), L.P. CSCP II Cayman GP Ltd. is the general partner of Centerbridge Special GP Investors II (Cayman), L.P. Mark T. Gallogly is a managing member of Centerbridge Credit GP Investors, L.L.C., Centerbridge Credit Offshore GP Investors, L.L.C., Centerbridge GP Investors II, LLC, which serves as the director of CCP II Cayman Ltd. and Centerbridge Special GP Investors II, L.L.C, which serves as the director of CSCP II Cayman Ltd. Jeffrey H. Aronson is a managing member of Centerbridge Credit GP Investors, L.L.C., Centerbridge Credit Offshore GP Investors, L.L.C. CCP II Cayman Ltd. and CSCP II Cayman Ltd. Does not include 8,130,928 shares of Series A Preferred Stock issued to Centerbridge on November 15, 2016. Assuming conversion of all outstanding Series A Preferred stock to common stock subsequent to shareholder approval thereof at the Special Meeting, Centerbridge would own 10,407,087 shares of our common stock, representing 30.2% of our outstanding common stock.

The business address of each of the entities and persons identified in this note is 375 Park Avenue, New York, New York 10152. The reported information is based upon the amendment to Schedule 13D filed by Centerbridge Partners, L.P. with the SEC on October 31, 2016, but does not include the shares of common stock issuable up conversion of 7,630,928 shares of Series A Preferred Stock reported in such amendment to Schedule 13D.

Mr. Truong is a Senior Managing Director of Centerbridge Partners L.P., and Mr. Mahony is an Associate of Centerbridge Partners L.P., which is affiliated with the shareholders identified in this note. Messrs. Truong and Mahony disclaim beneficial ownership of such shares of common stock of Genco.

(9)	Consists of 74,453 shares owned by Apollo Centre Street Partnership, L.P., 18,575 shares owned by Apollo Franklin Partnership, L.P., 427,986 shares owned by Apollo Credit Opportunity Trading Fund III LP, 55,545 shares owned by AEC (Lux) S.á.r.l., 95,363 shares owned by AES (Lux) S.á.r.l., 38,425 shares owned by ANS U.S. Holdings Ltd., 235,283 shares owned by Apollo Special Opportunities Managed Account, L.P. and 78,426 shares owned by Apollo Zeus Strategic Investments, L.P. Apollo Centre Street Management, LLC serves as the investment manager for Apollo Centre Street Partnership L.P., and Apollo Franklin Management, LLC serves as the investment manager for Apollo Franklin Partnership, L.P. Apollo Credit Opportunity Fund III LP and Apollo Credit Opportunity Fund (Offshore) III LP serve as the general partners of Apollo Credit Opportunity Trading Fund III LP. Apollo Credit Opportunity Management III LLC serves as the investment manager for Apollo Credit Opportunity Fund III LP and Apollo Credit Opportunity Fund

(Offshore) III LP. Apollo European Credit Management L.P. serves as the investment manager for AEC (Lux) S.á.r.l. and Apollo European Credit Management, LLC serves as the general partner of Apollo European Credit Management, L.P. Apollo European Strategic Management, L.P. serves as the investment manager for AES (Lux) S.á.r.l., and Apollo European Strategic Management LLC serves as the general partner for Apollo European Strategic Management, L.P. Apollo SK Strategic Investments, L.P. is the sole member-manager of ANS U.S. Holdings Ltd. Apollo SK Strategic Management, LLC serves as the investment manager for Apollo SK Strategic Investments, L.P. Apollo SOMA Advisors, L.P. serves as the general partner of Apollo Special Opportunities Managed Account, L.P., and Apollo SOMA Capital Management, LLC serves as the general partner of Apollo SOMA Advisors, L.P. Apollo Principal Holdings II, L.P. serves as the sole member and manager of Apollo SOMA Capital Management, LLC, and Apollo Principal Holdings II GP, LLC serves as the general partner of Apollo Principal Holdings II, L.P. Apollo SVF Management, L.P. serves as the manager of Apollo Special Opportunities Managed Account, L.P., and Apollo SVF Management GP, LLC serves as the general partner of Apollo SVF Management, L.P. Apollo Zeus Strategic Management, LLC serves as the investment manager for Apollo Zeus Strategic Investments, L.P. Apollo Capital Management, L.P. is the sole member and manager of Apollo Centre Street Management, LLC, Apollo Franklin Management, LLC, Apollo Credit Opportunity Management III LLC, Apollo European Credit Management, LLC, Apollo European Strategic Management, LLC, Apollo SK Strategic Management, LLC, Apollo SVF Management GP, LLC and Apollo Zeus Strategic Management, LLC . Apollo Capital Management GP, LLC is the general partner of Apollo Capital Management, L.P. Apollo Management Holdings, L.P. serves as the sole member and manager of Apollo Capital Management GP, LLC, and Apollo Management Holdings GP, LLC serves as the general partner of Apollo Management Holdings, L.P. Does not include 4,391,753 shares of Series A Preferred Stock issued to Apollo on November 15, 2016. Assuming conversion of all outstanding Series A Preferred stock to common stock subsequent to shareholder approval thereof at the Special Meeting, Apollo would own 5,415,812 shares of our common stock, representing 15.7% of our outstanding common stock.

The address of each of Apollo Centre Street Partnership, L.P., Apollo Centre Street Management, LLC, Apollo Franklin Partnership, L.P., Apollo Credit Opportunity Trading Fund III LP, Apollo Credit Opportunity Fund III LP, Apollo Credit Opportunity Fund (Offshore) III LP, Apollo SK Strategic Investments, L.P., Apollo Special Opportunities Managed Account, L.P., Apollo SOMA Advisors, L.P., Apollo SOMA Capital Management, LLC, Apollo Principal Holdings II, L.P. and Apollo Principal Holdings II GP, LLC is One Manhattanville Road, Suite 201, Purchase, New York 10577. The principal office of each of AEC (Lux) S.á.r.l. and AES (Lux) S.á.r.l. is 44, Avenue J.F. Kennedy, Luxembourg L-1855, Luxembourg. The principal office of ANS U.S. Holdings Ltd. is c/o Intertrust Corporate Services (Cayman) Limited, 190 Elgin Avenue, George Town KY1-9005, Cayman Islands. The principal office of Apollo Zeus Strategic Investments, L.P. is c/o Maples Corporate Services Limited, P.O. Box 309, Ugland House, George Town KY1-1104, Cayman Islands. The principal office of each of Apollo Franklin Management, LLC, Apollo Credit Opportunity Management III LLC, Apollo European Credit Management L.P., Apollo European Credit Management, LLC, Apollo European Strategic Management, L.P., Apollo European Strategic Management LLC, Apollo SK Strategic Management, LLC, Apollo SVF Management, L.P., Apollo SVF Management GP, LLC, Apollo Zeus Strategic Management, LLC, Apollo Capital Management, L.P., Apollo Capital Management GP, LLC, Apollo Management Holdings, L.P. and Apollo Management Holdings GP, LLC is 9 W. 57th Street, 43rd Floor, New York, NY 10019. The reported information is based upon the amendment to Schedule 13D filed by Apollo Management Holdings GP, LLC with the SEC on October 28, 2016.

Mr. Regan is an Operating Partner at Apollo Investment Consulting LLC, which is affiliated with the shareholders identified in this note. Mr. Regan disclaims beneficial ownership of such shares of common stock of Genco.

(10)	Consists of 353,764 shares owned by Strategic Value Special Situations Master Fund III, L.P., 409,496 shares owned by Strategic Value Special Situations Master Fund II, L.P., 100,547 shares owned by Strategic Value Special Situations Offshore Fund III-A, L.P. and 399,559 shares owned by Strategic Value Master Fund, Ltd. SVP Special Situations III LLC is the investment manager of, and exercises investment discretion over, Strategic Value Special Situations Master Fund III, L.P. Strategic Value Partners, LLC is the managing member of SVP Special Situations III LLC. Strategic Value Partners, LLC and SVP Special Situations III LLC are both indirectly majority owned and controlled by Victor Khosla. Strategic Value Partners, LLC is the manager member of SVP Special Situations II LLC, the investment manager of Strategic Value Special Situations Master Fund II, L.P. SVP Special Situations II LLC is indirectly majority owned and controlled by Victor Khosla. Strategic Value Partners, LLC is the managing member of SVP Special Situations III-A LLC, the investment manager of Strategic Value Special Situations Offshore Fund III-A, LP. SVP Special Situations III-A LLC is indirectly majority owned and controlled by Victor Khosla. Strategic Value Partners, LLC is the investment manager of Strategic Value Master Fund, Ltd. Does not include 8,902,062 shares of Series A Preferred Stock issued to SVP on November 15, 2016. Assuming conversion of all outstanding Series A Preferred stock to common stock subsequent to shareholder approval thereof at the Special Meeting, SVP would own 10,165,428 shares of our common stock, representing 29.5% of our outstanding common stock.

The address of each reporting person is c/o Strategic Value Partners, LLC, 100 West Putnam Avenue, Greenwich, CT 96830. The reported information is based upon the amendment to Schedule 13D filed by Strategic Value Partners, LLC with the SEC on October 31, 2016.

Mr. Brantl is a Managing Director at Strategic Value Partners, LLC, which is affiliated with the shareholders identified in this note. Mr. Brantl disclaims beneficial ownership of such shares of common stock of Genco.

(11)	Consists of 25,228 shares (including 1,017 warrants) owned by Alden Global Adfero BPI Fund, Ltd, 356,906 shares (including 10,274 warrants) owned by Alden Global Opportunities Master Fund, L.P., 10,295 shares owned by Dugan Partners, L.P., and 127,023 shares (including 3,696 warrants) owned by Turnpike Limited. Alden Global Capital LLC is the manager of Alden Global Adfero BPI Fund, Ltd. Alden Global Capital Limited is the investment manager of Alden Global Opportunities Master Fund L.P. Alden Global Capital LLC is the investment sub-adviser to Alden Global Opportunities Master Fund L.P. Alden Global Capital LLC is the investment portfolio manager to Dungan Partners L.P. Alden Global Capital Limited is the investment adviser to Turnpike Limited and Alden Global Capital LLC is an investment sub-adviser to Turnpike Limited. Does not include 92,784 shares of Series A Preferred Stock issued to Alden AS on November 15, 2016. Assuming conversion of all outstanding Series A Preferred stock to common stock subsequent to shareholder approval thereof at the Special Meeting, Alden AS and the other entities identified in this note would collectively own 612,236 shares of our common stock, representing 1.8% of our outstanding common stock.

The address of the principal business office of Alden Global Adfero BPI Fund, Ltd., Alden Global Opportunities Master Fund, L.P. and Turnpike Limited is c/o Ogier Fiduciary Svcs (Cayman) Ltd., 89 Nexus Way, Camana Bay, Cayman Islands KY1-9007. The address of the principal place of business of Dungan Partners L.P. is Ogier House, The Esplanade, St. Helier, Jersey JE4 9WG. The reported information is based upon the amendment to Schedule 13G filed by Alden Global Capital Ltd. with the SEC on February 16, 2016 and adjusted to reflect the 1-for-10 reverse stock split effected by the Company on July 7, 2016.

(12)	Consists of 500,000 shares owned by Pilgrim Global ICAV. Does not include 927,835 shares of Series A Preferred Stock issued to Pilgrim Global ICAV on November 15, 2016. Assuming conversion of all outstanding Series A Preferred stock to common stock subsequent to shareholder approval thereof at the Special Meeting, Pilgrim Global ICAV would own 1,427,835 shares of our common stock, representing 4.1% of our outstanding common stock.

The address of the principal business office of Pilgrim Global ICAV is 33 Sir John Rogerson’s Quay, Dublin 2, Ireland. The reported information is based upon the Schedule 13G filed by Pilgrim Global ICAV with the SEC on October 18, 2016.

(13)	Consists of 385,931 shares as to which Mr. Miller has sole voting and dispositive power as (i) manager of a limited liability company that is the adviser to certain trusts, (ii) manager of a limited liability company that is the general partner of a certain limited partnership, (iii) trustee for certain generation skipping trusts, (iv) managing member of a limited liability company, (v) manager of a limited liability company that is the manager of a limited liability company, (vi) trustee for a certain trust and (vii) an individual, and also consists of 9,500 shares as to which Mr. Miller has shared voting and dispositive power as (i) co-trustee for a certain generation skipping trust, and (ii) authorized agent of a certain brokerage account.

The address of the reporting person is 3300 South Dixie Highway, Suite 1-365, West Palm Beach, Florida 33405. The reported information is based upon the Schedule 13G filed by Lloyd I. Miller, III with the SEC on April 20, 2016 and adjusted to reflect the 1-for-10 reverse stock split effected by the Company on July 7, 2016.

OTHER MATTERS

At the date of this proxy statement, management was not aware that any matters not referred to in this proxy statement would be presented for action at the Special Meeting. If any other matters should come before the Special Meeting, the persons named in the accompanying proxy will have discretionary authority to vote all proxies in accordance with their best judgment, unless otherwise restricted by law.

BY ORDER OF THE BOARD OF DIRECTORS

John C. Wobensmith
President and Secretary

Dated: [               ], 2016

Annex A

E V E R C O R E G R O U P L. L. C.

October 3, 2016

The Special Committee of the Board of Directors of
Genco Shipping & Trading Limited
299 Park Ave
New York, NY 10017

Members of the Special Committee:

We understand that Genco Shipping & Trading Limited, a corporation organized in the Republic of the Marshall Islands (the “Company”), proposes to enter into (i) that certain Purchase Agreement (the “Centerbridge Agreement”) by and among the Company and Centerbridge Partners, L.P. and/or one or more of its affiliates (collectively, the “Centerbridge Investors”), (ii) that certain Purchase Agreement (the “Strategic Value Partners Agreement”) by and among the Company and Strategic Value Master Fund, Ltd., Strategic Value Special Situations Master Fund II, L.P., Strategic Value Special Situations Master Fund III, L.P. and Strategic Value Opportunities Fund, L.P. (collectively, the “Strategic Value Partners Investors”) and (iii) that certain Purchase Agreement (the “Apollo Agreement” and, together with the Centerbridge Agreement and the Strategic Value Partners Agreement, the “Agreements”) by and among the Company and Apollo Centre Street Partnership, L.P., Apollo Franklin Partnership, L.P., Apollo Credit Opportunity Trading Fund III, Apollo European Credit Fund, L.P., AES (Lux) S.ar.1., Apollo SK Strategic Investments , L.P., Apollo Special Opportunities Managed Account, L.P. and Apollo Zeus Strategic Investments, L.P. (collectively, the “Apollo Investors” and, together with the Centerbridge Investors and the Strategic Value Partners Investors, the “Investors”), pursuant to which the Investors will agree to purchase Basic Shares (as defined in the Agreements) and Backstop Shares (as defined in the Agreements) at a purchase price of $4.85 per Share (the “Consideration”), for an aggregate purchase price of up to ($125,000,000) (collectively, the “Transaction”). The terms and conditions of the Transaction are more fully set forth in the Agreement and terms used herein and not defined shall have the meanings ascribed thereto in the Agreement.

The Special Committee of the Board of Directors of the Company (the “Special Committee”) has asked us whether, in our opinion, the Consideration is fair, from a financial point of view, to the Company.

In connection with rendering our opinion, we have, among other things:

(i)	reviewed certain publicly available business and financial information relating to the Company that we deemed to be relevant, including publicly available research analysts’ estimates;
(ii)	reviewed certain non-public historical financial statements and other non-public historical financial data relating to the Company prepared and furnished to us by management of the Company;
(iii)	reviewed certain non-public projected financial data relating to the Company prepared and furnished to us by management of the Company;
(iv)	reviewed certain non-public historical and projected operating data relating to the Company prepared and furnished to us by management of the Company;
(v)	discussed the past and current operations, financial projections and current financial condition of the Company with management of the Company, as applicable (including their views on the risks and uncertainties of achieving such projections);
(vi)	reviewed certain third-party charter free appraisals of the Company’s vessels provided to us by management of the Company;
(vii)	compared the financial performance of the Company with those of certain publicly traded companies that we deemed relevant;
(viii)	considered the potential pro forma impact of the Transaction on the Company;

(ix)	reviewed a draft of the Agreements, dated October 3, 2016, which we assume to be in substantially final form and from which we assume the final form of such Agreements will not vary in any respect material to our analysis; and
(x)	performed such other analyses and examinations and considered such other factors that we deemed appropriate.

For purposes of our analysis and opinion, we have assumed and relied upon, without undertaking any independent verification of, the accuracy and completeness of all of the information publicly available, and all of the information supplied or otherwise made available to, discussed with, or reviewed by us, and we assume no liability therefor. With respect to the projected financial data relating to the Company referred to above, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of management of the Company as to the future financial performance of the Company under the alternative business assumptions reflected therein. Specifically, with your permission, we have assumed the reasonableness of the operating assumptions related to future operational performance provided by the Company’s management, including, but not limited to, charter revenues, commissions, operating expenses, administrative expenses and voyage fees. For purposes of our analysis, with your permission, we have also assumed that the terms of the time charter agreements are valid and will remain in full force and effect for the term provided therein and that all charterer’s obligations will be performed by the Company. We express no view as to any projected financial data relating to the Company or the assumptions on which they are based.

We have been informed by members of the Company’s management that (i) persistent weak drybulk industry conditions and historically low charter rates have had a significant negative impact on the Company’s results of operations, cash flows, leverage profile and liquidity and (ii) the business and prospects of the Company are and will likely continue to be severely and negatively affected as a result thereof. Thus, we understand that the Company will need to raise substantial additional capital to fund its business and meet its short-term financial obligations, and the Company’s management has advised us that, in the absence of obtaining such additional capital, the Company will be in default under its credit facilities. As a result of the foregoing, the Company is faced with a narrowing set of alternatives and the Special Committee weighed certainty of execution, price and ability to satisfy the requirements of creditors quickly in order to avoid a material default under the Company’s credit facilities when considering the alternatives to the Company. As part of our engagement, we have assisted the Special Committee in connection with the evaluation of these alternatives, and in arriving at our opinion, we have taken into account the view of the Company’s management and the Special Committee that, in the absence of obtaining additional capital, the Company would likely be required to seek protection from its creditors in bankruptcy or work with the Company’s creditors to facilitate an orderly liquidation.

For purposes of rendering our opinion, we have assumed, in all respects material to our analysis, that the representations and warranties of each party contained in the Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Agreement and that all conditions to the consummation of the Transaction will be satisfied without material waiver or modification thereof. Specifically, we have assumed that the Refinancing (as defined in the Agreements) for no less than $400 million shall have occurred prior to, or simultaneously with, the consummation of the Transaction. We have further assumed that all governmental, regulatory or other consents, approvals or releases necessary for the consummation of the Transaction will be obtained without any material delay, limitation, restriction or condition that would have an adverse effect on the Company or the consummation of the Transaction or materially reduce the benefits of the Transaction to the Company.

We have not made nor assumed any responsibility regarding the appraisals of the Company nor have we made any independent valuation or appraisal of the assets or liabilities of the Company, nor have we been furnished with any such appraisals, nor have we evaluated the solvency or fair value of the Company under any state or federal laws relating to bankruptcy, insolvency or similar matters. Our opinion is necessarily based upon information made available to us as of the date hereof and financial, economic, market and other conditions as they exist and as can be evaluated on the date hereof. It is understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise or reaffirm this opinion.

We have not been asked to pass upon, and express no opinion with respect to, any matter other than the fairness to the Company, from a financial point of view, of the Consideration. We do not express any view on,

A-2

and our opinion does not address, the fairness of the proposed transaction to, or any consideration received in connection therewith by, the holders of any other securities, creditors or other constituencies of the Company, nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or any class of such persons, whether relative to the Consideration or otherwise. We have assumed that any modification to the structure of the transaction will not vary in any respect material to our analysis. Our opinion does not address the relative merits of the Transaction as compared to other business or financial strategies that might be available to the Company, nor does it address the underlying business decision of the Company to engage in the Transaction. This letter, and our opinion, does not constitute a recommendation to the Special Committee or to any other persons in respect of the Transaction, including as to how any holder of shares of Company Common Stock should vote or act in respect of the Transaction. We express no opinion herein as to the price at which shares of the Company will trade at any time. We are not legal, regulatory, accounting or tax experts and have assumed the accuracy and completeness of assessments by the Company and its advisors with respect to legal, regulatory, accounting and tax matters.

We will receive a fee for our services upon the rendering of this opinion. The Company has also agreed to reimburse our expenses and to indemnify us against certain liabilities arising out of our engagement. We will also be entitled to receive a success fee if the Transaction is consummated. During the two year period prior to the date hereof, no material relationship existed between Evercore Group L.L.C. and its affiliates and the Company pursuant to which compensation was received by Evercore Group L.L.C. or its affiliates as a result of such a relationship. During the two year period prior to the date hereof, Evercore Group L.L.C. and its affiliates have been engaged by affiliates of the Apollo Investors to provide financial advisory services unrelated to the Company, for which we have received, or may receive compensation, including (i) three transactions in connection with which we provided sell-side advisory services to portfolio companies of an Apollo Investor or an affiliate thereof (“Apollo”), (ii) one transaction in connection with which we provided restructuring services to a portfolio company of Apollo and (iii) one transaction in connection with which we provided advice with respect to the evaluation of strategic alternatives to a portfolio company of Apollo. During the two year period prior to the date hereof, Evercore Group L.L.C. and its affiliates have been engaged by a company in which a Centerbridge Investor or an affiliate thereof owns a minority equity interest to provide sell-side financial advisory services unrelated to the Company, for which we expect to receive compensation. During the two year period prior to the date hereof, Evercore Group L.L.C. and its affiliates have been engaged by an affiliate of the Strategic Value Partners Investors to provide buy-side financial advisory services unrelated to the Company, for which we may receive compensation. We may provide financial or other services to the Company and/or one or more of the Investors or their respective affiliates in the future and in connection with any such services we may receive compensation.

In the ordinary course of business, Evercore Group L.L.C. or its affiliates may actively trade the securities, or related derivative securities, or financial instruments of the Company, the Investors and their respective affiliates, for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities or instruments.

This letter, and the opinion expressed herein is addressed to, and for the information and benefit of, the Special Committee in connection with their evaluation of the proposed Transaction. The issuance of this opinion has been approved by an Opinion Committee of Evercore Group L.L.C.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration is fair, from a financial point of view, to the Company.

Very truly yours,

EVERCORE GROUP L.L.C.

By:	/s/ Mark Whatley
Mark Whatley
Senior Managing Director

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Annex B

Unaudited Financial Projections

The Company does not as a matter of course publish long-term projections as to future revenues, earnings or other results due to, among other reasons, the uncertainty of the underlying assumptions and estimates. However, for purposes of Evercore’s fairness opinion, the Company’s management prepared unaudited financial projections (the “Financial Projections”). As the Financial Projections were provided to Evercore for such purpose, the Financial Projections have been included in this proxy statement. The Financial Projections present, to the best of the Company’s knowledge and based upon the assumptions set forth therein, the Company’s projected EBITDA, cash flows from investing, and unlevered free cash flow for fiscal years 2016 through 2020. The Financial Projections reflect the Company’s assumptions and judgments as of October 3, 2016.

The Financial Projections used rates derived from the forward freight agreement curve as well as rates provided by Marsoft, Inc., the latter of which were adjusted plus or minus twenty percent to provide a sensitivity analysis. Vessel operating expenses and general and administrative expenses were based on 2016 budgeted amounts and escalated by 2% on a yearly basis thereafter. Technical management fees were based on amounts paid or to be paid in 2016 without any escalation adjustment. Drydock expense was based on budgeted amounts for 2016 and 2017 and estimates of cost and timing for the remaining years based on indicative amounts per vessel type derived from 2016 and 2016 budgets. Potential expenses for ballast water treatment systems and upgrades were based on estimated costs between $0.7 million and $1 million as reported in our Form 10-Q for the quarterly period ended September 30, 2016 and estimates for the timing of upgrades. Vessel disposals, net and sale of Jinhui shares were based on recently reported market prices and, in the case of disposal of vessels, prices were based on recent offers received by the Company and scrap values reported in industry publications. All vessel sales were assumed to be completed in the fourth quarter of 2016, although the actual timing of vessel sales may vary. The Company’s actual revenues, expenses, and other amounts covered by the Financial Projections will vary from the projected amounts therein.

The Financial Projections were not prepared with a view toward complying with accounting principles generally accepted in the United States of America (“U.S. GAAP”), the published guidelines of the Securities and Exchange Commission (“SEC”) regarding projections or the guidelines established by the American Institute of Certified Public Accountants for the preparation and presentation of prospective financial information. The Company’s independent accountants have not compiled, examined, or performed any procedures with respect to the Financial Projections, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and they assume no responsibility for, and disclaim any association with, the unaudited financial projections. Financial projections of the type summarized below are based on estimates and assumptions that are inherently subject to significant economic, industry and competitive uncertainties and contingencies, all of which are difficult to predict and many of which are beyond the Company’s control. The Financial Projections are not fact and should not be relied upon as being indicative of future results which could differ materially from actual performance and results.

The Financial Projections are subjective in many respects and thus subject to interpretation. While presented with numeric specificity, they are necessarily based on a variety of estimates and assumptions which, though considered reasonable by the Company’s management, may not be realized, and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the Company’s control. The Financial Projections are not indicative of current values or future performance, which may be significantly more favorable or less favorable. The Company cautions that no representations can be made as to the accuracy of these financial projections or to the Company’s ability to achieve the projected results. Some assumptions inevitably will not materialize. Further, events and circumstances occurring subsequent to the date on which these financial projections were prepared may be different from those assumed or, alternatively, may have been unanticipated and, thus, the occurrence of these events may affect financial results in a material and possibly adverse manner. Furthermore, the Financial Projections do not necessarily reflect current estimates or assumptions Company management may have about prospects for the Company’s business, changes in general business or economic conditions, or any other transaction or event that has occurred or that may occur and that was not anticipated at the time the financial projections were prepared.

Except as otherwise noted, the Financial Projections do not take into account any circumstances or events occurring after the date they were prepared. The Company does not intend to update or revise any of the Financial Projections to reflect circumstances existing after the date such projections were prepared or to reflect the occurrence of any particular events. The Financial Projections are forward-looking statements.

Readers of this proxy statement are cautioned not to rely on the Financial Projections and are urged to review the Company’s most recent SEC filings for additional information on factors which may cause the Company’s future financial results to materially vary from the unaudited financial projections. In addition, such readers are also urged to review the Company’s most recent SEC filings for a description of the Company’s reported results of operations, financial condition and capital resources during the fiscal year ended December 31, 2015 and subsequent quarters ended March 31, June 30, and September 30, 2016. None of the Financial Projections should be viewed as a representation by the Company or any of its advisors or representatives that the projections or forecasts reflected therein will be achieved. The inclusion of the Financial Projections in this Proxy Statement should not be regarded as an indication that the Company or any other recipient of this information considered, or now considers, this information to be necessarily predictive of actual future results nor construed as financial guidance, and they should not be relied on as such.

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995

This proxy statement contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning in connection with a discussion of potential future events, circumstances or future operating or financial performance. These forward-looking statements are based on management’s current expectations and observations. Included among the factors that, in our view, could cause actual results to differ materially from the forward looking statements contained in this report are the following: (i) further declines or sustained weakness in demand in the drybulk shipping industry; (ii) continuation of weakness in drybulk shipping rates; (iii) changes in the supply of or demand for drybulk products, generally or in particular regions; (iv) changes in the supply of drybulk carriers including newbuilding of vessels or lower than anticipated scrapping of older vessels; (v) changes in rules and regulations applicable to the cargo industry, including, without limitation, legislation adopted by international organizations or by individual countries and actions taken by regulatory authorities; (vi) increases in costs and expenses including but not limited to: crew wages, insurance, provisions, lube, oil, bunkers, repairs, maintenance and general, administrative, and management fee expenses; (vii) whether our insurance arrangements are adequate; (viii) changes in general domestic and international political conditions; (ix) acts of war, terrorism, or piracy; (x) changes in the condition of the Company’s vessels or applicable maintenance or regulatory standards (which may affect, among other things, our anticipated drydocking or maintenance and repair costs) and unanticipated drydock expenditures; (xi) the Company’s acquisition or disposition of vessels; (xii) the amount of offhire time needed to complete repairs on vessels and the timing and amount of any reimbursement by our insurance carriers for insurance claims, including offhire days; (xiii) the completion of definitive documentation with respect to charters; (xiv) charterers’ compliance with the terms of their charters in the current market environment; (xv) the ability to realize the expected benefits of the our merger with Baltic Trading to the degree, in the amounts or in the timeframe anticipated; (xvi) the extent to which our operating results continue to be affected by weakness in market conditions and charter rates; (xvii) our ability to continue as a going concern, (xviii) our ability to maintain contracts that are critical to our operation, to obtain and maintain acceptable terms with our vendors, customers and service providers and to retain key executives, managers and employees; (xix) our ability to implement measures to resolve our liquidity and covenant compliance issues; and other factors listed from time to time in our filings with the Securities and Exchange Commission, including, without limitation, our Annual Report on Form 10-K for the year ended December 31, 2015 and subsequent reports on Form 8-K and Form 10-Q.

B-2

Financial Forecast (FFA Rates throughout Projection Period)2016E 2017E 2018E 2019E 2020E3-Mo '16 FY FY FY FYCapesize $9,300 $7,375 $9,000 $10,400 $11,450Panamax 6,225 5,744 6,725 7,350 7,850Ultramax 7,525 6,477 7,391 7,955 8,331Supramax 7,000 6,025 6,875 7,400 7,750Handymax 5,443 4,684 5,345 5,754 6,026Handysize 5,925 5,150 5,750 6,325 6,650Financial Forecast (FFA Rates throughout Projection Period)2016E 2017E 2018E 2019E 2020E3-Mo '16 FY FY FY FYTotal TCE Earnings, Net $32.4 $118.4 $137.1 $149.6 $159.9Vessel Operating Expenses ($26.8) ($108.3) ($110.5) ($112.7) ($115.3)G&A (4.0) (16.3) (16.6) (16.9) (17.3)Tech. Management Fees (2.0) (7.8) (7.8) (7.8) (7.8)EBITDA ($0.3) ($14.0) $2.2 $12.1 $19.5Drydock Expense ($3.2) ($10.0) ($4.4) ($16.7) ($15.2)Potential BWTS/Upgrades - (4.5) (0.7) (16.5) (12.6)Vessel Disposals, Net and Sale of Jinhui Shares (1) 27.6 - - - -Cash Flows from Investing $24.4 ($14.4) ($5.1) ($33.1) ($27.7)Unlevered Free Cash Flow $24.1 ($28.4) ($2.9) ($21.0) ($8.2)Source: Genco ManagementNote: Assumes that the debt facilities with a maturity date prior to 2020 are refinanced with the same scheduled quarterly debt amortization, interest and covenants as agreed upon under the current debt facilities(1) Jinhui value based on 11.1 million shares held as of 8/31/2016 at a price of $0.60 per share as of 9/30/2016, as provided by Genco Management1Scrap proceedsfrom 9 vessels, Saleof Jinhui SharesFinancial Projections: FFA Rates ($ in millions, except per day rates)Genco Overview

Source: Genco ManagementNote: Assumes that the debt facilities with a maturity date prior to 2020 are refinanced with the same scheduled quarterly debt amortization, interest and covenants as agreed upon under the current debt facilities(1) Jinhui value based on 11.1 million shares held as of 8/31/2016 at a price of $0.60 per share as of 9/30/2016, as provided by Genco Management2Financial Projections: Marsoft Rates ($ in millions, except per day rates)Genco OverviewScrap proceedsfrom 9 vessels, Saleof Jinhui SharesFinancial Forecast (Marsoft Rates throughout Projection Period)2016E 2017E 2018E 2019E 2020E3-Mo '16 FY FY FY FYCapesize $8,400 $7,325 $11,275 $13,050 $11,800Panamax 6,000 5,550 7,275 8,225 7,500Ultramax 7,848 8,278 9,836 10,643 10,347Supramax 7,300 7,700 9,150 9,900 9,625Handymax 5,676 5,987 7,114 7,697 7,483Handysize 5,800 6,450 7,425 7,875 7,750Financial Forecast (Marsoft Rates throughout Projection Period)2016E 2017E 2018E 2019E 2020E3-Mo '16 FY FY FY FYTotal TCE Earnings, Net $32.4 $138.0 $175.3 $190.6 $181.2Vessel Operating Expenses ($26.8) ($108.3) ($110.5) ($112.7) ($115.3)G&A (4.0) (16.3) (16.6) (16.9) (17.3)Tech. Management Fees (2.0) (7.8) (7.8) (7.8) (7.8)EBITDA ($0.3) $5.6 $40.4 $53.1 $40.9Drydock Expense ($3.2) ($10.0) ($4.4) ($16.7) ($15.2)Potential BWTS/Upgrades - (4.5) (0.7) (16.5) (12.6)Vessel Disposals, Net and Sale of Jinhui Shares (1) 27.6 - - - -Cash Flows from Investing $24.4 ($14.4) ($5.1) ($33.1) ($27.7)Unlevered Free Cash Flow $24.0 ($8.8) $35.3 $20.0 $13.2

Source: Genco ManagementNote: Assumes that the debt facilities with a maturity date prior to 2020 are refinanced with the same scheduled quarterly debt amortization, interest and covenants as agreed upon under the current debt facilities(1) Jinhui value based on 11.1 million shares held as of 8/31/2016 at a price of $0.60 per share as of 9/30/2016, as provided by Genco Management3Financial Projections: Marsoft Rates +20.0% ($ in millions, except per day rates)Genco OverviewScrap proceedsfrom 9 vessels, Saleof Jinhui SharesFinancial Forecast (Marsoft Rates +20.0% throughout Projection Period)2016E 2017E 2018E 2019E 2020E3-Mo '16 FY FY FY FYCapesize $10,080 $8,790 $13,530 $15,660 $14,160Panamax 7,200 6,660 8,730 9,870 9,000Ultramax 9,417 9,933 11,804 12,771 12,416Supramax 8,760 9,240 10,980 11,880 11,550Handymax 6,811 7,184 8,537 9,237 8,980Handysize 6,960 7,740 8,910 9,450 9,300Financial Forecast (Marsoft Rates +20.0% throughout Projection Period)2016E 2017E 2018E 2019E 2020E3-Mo '16 FY FY FY FYTotal TCE Earnings, Net $38.0 $165.1 $210.4 $228.7 $217.5Vessel Operating Expenses ($26.8) ($108.3) ($110.5) ($112.7) ($115.3)G&A (4.0) (16.3) (16.6) (16.9) (17.3)Tech. Management Fees (2.0) (7.8) (7.8) (7.8) (7.8)EBITDA $5.2 $32.7 $75.5 $91.3 $77.1Drydock Expense ($3.2) ($10.0) ($4.4) ($16.7) ($15.2)Potential BWTS/Upgrades - (4.5) (0.7) (16.5) (12.6)Vessel Disposals, Net and Sale of Jinhui Shares (1) 27.6 - - - -Cash Flows from Investing $24.4 ($14.4) ($5.1) ($33.1) ($27.7)Unlevered Free Cash Flow $29.6 $18.3 $70.4 $58.2 $49.4

Source: Genco ManagementNote: Assumes that the debt facilities with a maturity date prior to 2020 are refinanced with the same scheduled quarterly debt amortization, interest and covenants as agreed upon under the current debt facilities(1) Jinhui value based on 11.1 million shares held as of 8/31/2016 at a price of $0.60 per share as of 9/30/2016, as provided by Genco Management4Financial Projections: Marsoft Rates -20.0% ($ in millions, except per day rates)Genco OverviewScrap proceedsfrom 9 vessels, Saleof Jinhui SharesFinancial Forecast (Marsoft Rates -20.0% throughout Projection Period)2016E 2017E 2018E 2019E 2020E3-Mo '16 FY FY FY FYCapesize $6,720 $5,860 $9,020 $10,440 $9,440Panamax 4,800 4,440 5,820 6,580 6,000Ultramax 6,278 6,622 7,869 8,514 8,278Supramax 5,840 6,160 7,320 7,920 7,700Handymax 4,541 4,789 5,691 6,158 5,987Handysize 4,640 5,160 5,940 6,300 6,200Financial Forecast (Marsoft Rates -20.0% throughout Projection Period)2016E 2017E 2018E 2019E 2020E3-Mo '16 FY FY FY FYTotal TCE Earnings, Net $26.8 $111.0 $140.3 $152.5 $145.0Vessel Operating Expenses ($26.8) ($108.3) ($110.5) ($112.7) ($115.3)G&A (4.0) (16.3) (16.6) (16.9) (17.3)Tech. Management Fees (2.0) (7.8) (7.8) (7.8) (7.8)EBITDA ($5.9) ($21.4) $5.4 $15.0 $4.6Drydock Expense ($3.2) ($10.0) ($4.4) ($16.7) ($15.2)Potential BWTS/Upgrades - (4.5) (0.7) (16.5) (12.6)Vessel Disposals, Net and Sale of Jinhui Shares (1) 27.6 - - - -Cash Flows from Investing $24.4 ($14.4) ($5.1) ($33.1) ($27.7)Unlevered Free Cash Flow $18.5 ($35.8) $0.2 ($18.1) ($23.1)